As filed with the Securities and Exchange Commission on October 19, 2006
Registration No. 333-137926

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to
Form S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Sprint Nextel Corporation
(Exact name of registrant as specified in its charter)

Kansas	48-0457967
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2001 Edmund Halley Drive
Reston, Virginia 20191
(703) 433-4000
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Leonard J. Kennedy, Esq.
General Counsel
Sprint Nextel Corporation
2001 Edmund Halley Drive
Reston, Virginia 20191
(703) 433-4000
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:
Lisa A. Stater, Esq.
Jones Day
1420 Peachtree Street, N.E., Suite 800
Atlanta, Georgia 30309-3053
(404) 521-3939

Approximate date of commencement of proposed sale to the public:  As soon as practicable following the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell or offer these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 19, 2006

Prospectus
SPRINT NEXTEL CORPORATION
Consent Solicitation and Offer to Guarantee

9 7/8% Senior Notes due 2011
($419,960,000 principal amount outstanding)
(CUSIP No. 90348A AG 4)

of

UBIQUITEL OPERATING COMPANY
The consent solicitation will expire at 5:00 p.m.,
New York City time, on Thursday, November 2, 2006, unless extended.

We are offering to fully and unconditionally guarantee the above notes of our subsidiary, UbiquiTel Operating Company, in return for your consent to proposed amendments to the indenture under which the notes were issued. The guarantee will be issued if the holders of a majority in aggregate principal amount of the above notes consent to the proposed amendments. These proposed amendments would amend certain covenants contained in the indenture governing the above notes to provide us with the operational flexibility to integrate more effectively UbiquiTel’s business with ours and substitute certain reports we file with the Securities and Exchange Commission, or SEC, for those of UbiquiTel. If we receive the required consents, and the guarantee is issued, our guarantee of your notes will rank equal to all of our other existing and future senior unsecured indebtedness.

For a discussion of factors you should consider before you decide whether to consent, see “Risk Factors” beginning on page 6.

The expiration date for the consent solicitation is 5:00 p.m., New York City time, on Thursday, November 2, 2006 unless extended.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, nor have any of these organizations determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The solicitation agent for the consent solicitation is:

Bear, Stearns & Co. Inc.

The date of this prospectus is October   , 2006

REFERENCES TO ADDITIONAL INFORMATION

As used in this prospectus, “we,” “us” or “our” refers to Sprint Nextel Corporation (formerly known as Sprint Corporation), “UbiquiTel Parent” refers to UbiquiTel Inc., our wholly owned subsidiary, “UbiquiTel” refers to UbiquiTel Operating Company, a wholly owned subsidiary of UbiquiTel Parent, and “Nextel Communications” or “Nextel” refers to Nextel Communications, Inc. prior to its merger with and into one of our wholly owned subsidiaries and, thereafter, to that subsidiary as the surviving corporation in that merger (which was renamed Nextel Communications, Inc.), in each case, together with such corporation’s subsidiaries. This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. You may obtain documents that we file with the SEC and incorporate by reference into this prospectus by requesting the documents, in writing or by telephone, from the SEC or from:

Sprint Nextel Corporation
2001 Edmund Halley Drive
Reston, Virginia 20191
Attention: Investor Relations
Telephone: (703) 433-4300

PROSPECTUS SUMMARY

This summary highlights basic information about us, UbiquiTel, the consent solicitation and the guarantee, but does not contain all information important to you. You should read the more detailed information and consolidated financial statements and the related notes incorporated by reference into this prospectus.

Overview

Sprint Nextel

2001 Edmund Halley Drive
Reston, Virginia 20191
(703) 433-4000

On August 12, 2005, Nextel Communications merged with one of our wholly owned subsidiaries. In connection with the merger, we changed our name from Sprint Corporation to Sprint Nextel Corporation. We offer a comprehensive suite of wireless and long distance wireline communications products and services to individuals, small businesses, large enterprises and government customers. We own extensive wireless networks and a global long distance, Tier 1 Internet backbone. At the time that we announced the merger with Nextel, we also announced that we intended to spin-off our local communications business. We completed the spin-off on May 17, 2006.

UbiquiTel

One West Elm Street
Suite 400
Conshohocken, Pennsylvania 19428
(610) 832-3300

UbiquiTel is principally engaged in the ownership and operation of wireless communications. UbiquiTel is a personal communications services, or PCS, provider and has the right to provide wireless services under the Sprint® brand name within its service areas. On July 1, 2006, we completed the acquisition of UbiquiTel by merging one of our wholly owned subsidiaries with UbiquiTel.

The indenture governing UbiquiTel’s 9 7/8% Senior Notes due 2011 contains a provision that requires UbiquiTel to make an offer to repurchase these notes upon a change in control. Our acquisition of UbiquiTel triggered this provision.

On July 5, 2006, UbiquiTel initiated an offer to purchase its outstanding 9 7/8% Senior Notes due 2011. The offer expired on August 3, 2006, and in connection with that offer, $40,000 in aggregate principal amount of the 9 7/8% notes were validly tendered and not withdrawn. See “Description of the Amended Notes — Repurchase at the Option of Holders Upon a Change of Control.”

Use of Proceeds

We will not receive any cash proceeds from the issuance of our guarantee.

The Consent Solicitation

The Notes	9 7/8% Senior Notes due 2011, or the notes.

The Consent Solicitation	We are soliciting consents from the holders of the notes to the proposed amendments described below. See “The Consent Solicitation.” We will provide our guarantee if consents to the proposed amendments have been validly submitted and not withdrawn by holders of record of a majority in aggregate principal amount of the notes.

Record Date	October 18, 2006

Proposed Amendments	We are making the consent solicitation to amend certain covenants contained in the indenture governing the notes to provide us with the operational flexibility to integrate more effectively our and UbiquiTel’s business and substitute our financial reports that we file with the SEC for those of UbiquiTel. The proposed amendments would, among other things:

• modify the definition of “Asset Sale” to exclude specifically any transfer or sale of assets from UbiquiTel or its restricted subsidiaries to us or any of our other direct or indirect subsidiaries;

• permit UbiquiTel to provide our periodic reports and other information filed with the SEC to the holders of the notes, in lieu of separate reports and information relating only to UbiquiTel; and

• modify the affiliate transactions covenant to permit UbiquiTel, and its restricted subsidiaries, to engage in transactions with us and any of our other direct or indirect subsidiaries, so long as such transactions are on terms that are no less favorable to UbiquiTel and its restricted subsidiaries than those that would have been obtained in comparable transactions by UbiquiTel and its restricted subsidiaries with an unrelated person, without having to obtain:

• an independent fairness opinion; or

• except in transactions above a certain dollar threshold, the approval of UbiquiTel’s board of directors.

The Supplemental Indenture	The proposed amendments to the indenture would be set forth in a supplemental indenture to be executed by UbiquiTel, UbiquiTel Parent and the trustee promptly following the expiration date, if the required consents have been obtained. If the proposed amendments become effective, the indenture, as amended, will apply to each holder of the notes, regardless of whether that holder delivered a consent to the proposed amendments.

Expiration Date; Waiver; Amendment; Termination	The consent solicitation will expire at 5:00 p.m., New York City time, on Thursday, November 2, 2006, unless extended. We expressly reserve the right to waive or modify any term of, or terminate, the consent solicitation.

Required Consents	The proposed amendments to the indenture governing the notes require the consent of the holders of a majority in aggregate principal amount of the notes for the proposed amendments to the indenture to become operative.

Revocation of Consents	A holder of notes may revoke a previously submitted consent at any time prior to the expiration date by following the procedures set forth herein.

Guarantees	We are offering to fully and unconditionally guarantee UbiquiTel’s payment obligations under the notes and the indenture governing the notes, on a senior, unsecured basis, if the proposed amendments to the indenture become effective. If the guarantee is issued and UbiquiTel cannot make any payment on the notes, we would be required to make the payment instead.

United States Federal Income Tax Considerations	Although the issue is not free from doubt, we believe that a holder of notes should not recognize any income, gain or loss as a result of the implementation of the proposed amendments to the indenture governing the notes and the provision of our guarantee. See “United States Federal Income Tax Considerations.”

Solicitation Agent	The solicitation agent for the consent solicitation is Bear, Stearns & Co. Inc.

Consent Agent	The consent agent for the consent solicitation is The Bank of New York.

Information Agent	The information agent for the consent solicitation is Georgeson, Inc. Additional copies of this prospectus, the letter of consent and other related materials may be obtained from the information agent.

Risk Factors	You should read the “Risk Factors” section beginning on page 6 of this prospectus, as well as other cautionary statements included or incorporated by reference into this prospectus, to ensure that you understand the risks associated with the consent solicitation and the guarantee.

Selected Historical Financial Data of Sprint Nextel

The following table sets forth our selected historical financial data. The following data as of and for each of the years in the five-year period ended December 31, 2005 have been derived from our consolidated financial statements. The statement of operations and balance sheet data as of June 30, 2006 and 2005 have been derived from our unaudited consolidated financial statements. All periods reflect the spin-off of our local communications business, completed on May 17, 2006, as discontinued operations. In the opinion of management, all adjustments (consisting only of normal recurring accruals) considered necessary for a fair presentation have been included. The following information should be read together with our consolidated financial statements and the notes related to those financial statements, which are incorporated by reference into this prospectus. The information set forth below is not necessarily indicative of the results of future operations.

	As of or for the Six
	Months Ended June 30,		As of or for the Years Ended December 31,
	2006	2005	2005	2004	2003	2002	2001
	(In millions, except per share amounts and ratios)

Statement of Operations Data:
Net operating revenues	$20,088	$11,172	$28,789	$21,647	$20,414	$20,889	$19,595
Operating income (loss)(1)(2)	1,196	1,356	2,141	(1,999)	(729)	417	(2,582)
Income (loss) from continuing operations(1)(2)	455	553	821	(2,006)	(1,306)	(522)	(2,632)
Net income (loss)(1)(2)	789	1,072	1,785	(1,012)	1,290	610	(1,447)
Diluted earnings (loss) per common share from continuing operations(1) (2) (3)(4)	$0.15	$0.37	$0.40	$(1.40)	$(0.92)	$(0.38)	$(1.91)
Basic earnings (loss) per common share from continuing operations(1) (2) (3)(4)	$0.15	$0.37	$0.40	$(1.40)	$(0.92)	$(0.38)	$(1.91)
Diluted earnings (loss) per common share(3)(4)	$0.26	$0.71	$0.87	$(0.71)	$0.91	$0.43	$(1.05)
Basic earnings (loss) per common share(3)(4)	$0.26	$0.72	$0.87	$(0.71)	$0.91	$0.43	$(1.05)
Diluted weighted average common shares outstanding(3)(4)	2,997	1,497	2,054	1,443	1,415	1,400	1,382
Basic weighted average common shares outstanding(3)(4)	2,974	1,479	2,033	1,443	1,415	1,400	1,382
Dividends per common share(5)(6)	$0.05	$0.25	$0.30	Note (6)	Note (6)	Note (6)	Note (6)
Balance Sheet Data:
Total assets	$98,251	$42,529	$102,580	$41,321	$42,675	$45,113	$45,619
Property, plant and equipment, net	24,120	14,341	23,329	14,662	19,130	21,127	21,423
Intangible assets, net	60,655	7,802	49,307	7,809	7,788	9,019	9,034
Total debt (including short-term and long-term borrowings, equity unit notes and redeemable preferred stock)	23,301	15,578	25,261	16,672	18,490	21,109	21,522
Shareholders’ equity	54,012	14,478	51,937	13,521	13,113	12,108	12,450
Ratio of Earnings to Fixed Charges:	1.57	2.16	1.63	— (7)	— (8)	— (9)	—(10)

(1)	For the six months ended June 30, 2006, we recorded net charges reducing our operating income by $267 million and income from continuing operations by $161 million. For the six months ended June 30, 2005, we recorded net charges reducing our operating income by $58 million and income from continuing operations by $36 million. These charges for both periods related to merger and integration costs, asset impairments and restructuring charges.

In 2005, we recorded net charges reducing our operating income by $724 million and income from continuing operations by $446 million. These charges related to merger and integration costs, asset impairments, restructurings and hurricane-related costs.

In 2004, we recorded net charges reducing our operating income by $3.7 billion to an operating loss and reducing income from continuing operations by $2.3 billion to an overall loss from continuing operations. The charges related primarily to restructurings and a long distance network impairment, partially offset by recoveries of fully reserved MCI Communications Corporation, or MCI, (now Verizon) receivables.

In 2003, we recorded net charges reducing our operating income by $1.9 billion and reducing income from continuing operations by $1.2 billion resulting in an overall loss from continuing operations. The charges related primarily to restructurings, asset impairments, and executive separation agreements, offset by recoveries of fully reserved MCI receivables.

In 2002, we recorded charges reducing our operating income by $318 million and reducing income from continuing operations by $200 million. The charges related primarily to restructurings, asset impairments and expected loss on MCI receivables.

In 2001, we recorded charges reducing our operating income by $1.7 billion to an operating loss and increasing the loss from continuing operations by $1.1 billion. The charges related primarily to restructurings and asset impairments.

(2)	We adopted Statement of Financial Accounting Standards, or SFAS, No. 142, Goodwill and Other Intangible Assets, on January 1, 2002. Accordingly, amortization of goodwill, spectrum licenses and trademarks ceased as of that date because they are indefinite life intangibles.

(3)	As the effects of including the incremental shares associated with options, restricted stock units and employees stock purchase plan shares are antidilutive, both basic loss per common share and diluted loss per common share from continuing operations reflect the same calculation for the years ended December 31, 2004, 2003, 2002 and 2001.

(4)	All per share amounts have been restated, for all periods before 2004, to reflect the recombination of our common stock and PCS common stock as of the earliest period presented at an identical conversion ratio (0.50 shares of our common stock for each share of PCS common stock). The conversion ratio was also applied to dilutive PCS securities (mainly stock options, employees stock purchase plan shares, convertible preferred stock and restricted stock units) to determine diluted weighted average shares on a consolidated basis.

(5)	In the first and second quarter 2005, a dividend of $0.125 per share was paid. In the third and fourth quarter 2005 and the first and second quarter 2006, the dividend was $0.025 per share.

(6)	Before the recombination of our two tracking stocks, shares of PCS common stock did not receive dividends. For each of the four years ended December 31, 2004 and prior, shares of our common stock (before the conversion of shares of PCS common stock) received dividends of $0.50 per share. In the first quarter 2004, shares of our common stock (before the conversion of shares of PCS common stock) received a dividend of $0.125 per share. In the second, third and fourth quarter 2004, shares of our common stock, which included shares resulting from the conversion of shares of PCS common stock, received quarterly dividends of $0.125 per share.

(7)	Earnings, as adjusted, were inadequate to cover fixed charges by $3.3 billion in 2004.

(8)	Earnings, as adjusted, were inadequate to cover fixed charges by $2.1 billion in 2003.

(9)	Earnings, as adjusted, were inadequate to cover fixed charges by $1.1 billion in 2002.

(10)	Earnings, as adjusted, were inadequate to cover fixed charges by $4.0 billion in 2001.

RISK FACTORS

You should carefully consider the risk factors discussed below, as well as the other information included and incorporated by reference into this prospectus, in connection with participation in the consent solicitation.

Risk Factors Relating to the Proposed Amendments to the Indenture

The proposed amendments to the indenture would result in fewer restrictions on UbiquiTel’s conduct than currently exist.

If the proposed amendments to the indenture become effective, the covenants in the amended indenture would generally impose fewer restrictions on UbiquiTel’s conduct than the covenants currently in the indenture. The proposed amendments would allow UbiquiTel to take actions that would otherwise have been restricted or conditioned, including certain transactions with affiliates, and with which you may not agree. For example, the proposed amendments would allow UbiquiTel to sell assets to any of our subsidiaries without using the proceeds to acquire other assets used or useful in UbiquiTel’s business. This could result in a decrease in revenues of UbiquiTel that would be available to repay its indebtedness, including the UbiquiTel notes. Similarly, the proposed amendments to the indentures would permit UbiquiTel to engage in transactions with affiliates, which might, in certain circumstances, otherwise require UbiquiTel to seek a waiver from noteholders. See “The Consent Solicitation — Description of the Proposed Amendments” and Annex A to this prospectus for more information about the differences between what actions are currently restricted by the covenants currently applicable to the notes and what actions would be restricted by the covenants following the effectiveness of the proposed amendments.

Holders of the notes may be adversely affected if we do not issue our guarantee because, in that case, holders will have a claim only against UbiquiTel, or UbiquiTel Parent, and not us.

UbiquiTel has a substantial amount of debt, including its obligations under the notes. The indenture governing the notes limits UbiquiTel’s ability to, among other things, borrow more money, which limits its ability to raise additional capital that may be necessary to pay its debts, including the notes. If we do not receive the required consents, in which case we would not issue the guarantee, and UbiquiTel is unable to satisfy its payment obligations on the notes, holders of the notes would have no direct claim against us for these payment obligations.

There can be no assurance that the implementation of the proposed amendments to the indenture and the provision of our guarantee of the notes will not constitute a taxable event for the holders of the notes.

We believe that the adoption of the proposed amendments and the provision of our guarantee of the notes should not constitute a taxable event for the holders of the notes. However, these actions could be treated as significant modifications of the notes resulting in a “deemed” exchange not treated as a recapitalization for tax purposes. If, contrary to our belief, the implementation of the proposed amendments and the provision of our guarantee were treated in this manner, a holder of the notes would recognize gain or loss in an amount equal to the difference, if any, between the amount realized by the holder in the “deemed” exchange and the holder’s adjusted tax basis in the notes deemed to be exchanged.

Risk Factors Relating to the Sprint-Nextel Merger and the Spin-off of Embarq

We may not be able to successfully integrate the businesses of Nextel with ours and realize the anticipated benefits of the merger.

Significant management attention and resources are being devoted to integrating the Nextel wireless network and other wireless technologies with ours, as well as the business practices, operations and support functions of the two companies. The challenges we are facing and/or may face in the future in connection with these integration efforts include the following:

•	integrating our code division multiple access, or CDMA, and integrated Digital Enhanced Network, or iDEN®, wireless networks, which operate on different technology platforms and use different spectrum bands, and developing wireless devices and other products and services that operate seamlessly on both technology platforms;

•	developing and deploying next generation wireless technologies;

•	combining and simplifying diverse product and service offerings, subscriber plans and sales and marketing approaches;

•	preserving subscriber, supplier and other important relationships;

•	consolidating and integrating duplicative facilities and operations, including back-office systems; and

•	addressing differences in business cultures, preserving employee morale and retaining key employees, while maintaining focus on providing consistent, high quality customer service and meeting our operational and financial goals.

The process of integrating Nextel’s operations with ours could cause interruptions of, or loss of momentum in, our business and financial performance. The diversion of management’s attention and any delays or difficulties encountered in connection with the integration of the two companies’ operations could have an adverse effect on our business, financial condition or results of operations. We may also incur additional and unforeseen expenses in connection with the integration efforts. There can be no assurance that the expense savings and synergies that we anticipate from the merger will be realized fully or within our expected timeframe.

We also recently acquired six third party affiliates that offer wireless services under the Sprint brand name on CDMA networks built and operated at their own expense, or PCS Affiliates (US Unwired, Inc., IWO Holdings, Inc., Gulf Coast Wireless Limited Partnership, Alamosa Holdings, Inc., Enterprise Communications Partnership and UbiquiTel), and Nextel Partners Inc., or Nextel Partners, which provides service under the Nextel brand name in certain areas of the U.S. The process of integrating the business practices, operations and support functions of these companies could involve challenges similar to those identified above or add to those challenges by placing a greater strain on our management and employees.

We are subject to restrictions on acquisitions involving our stock and other stock issuances and possibly other corporate opportunities in order to enable the spin-off of our local communications business to qualify for tax-free treatment.

The spin-off of our local communications business, which is now an independent, publicly traded company known as Embarq Corporation, or Embarq, cannot qualify for tax-free treatment if 50% or more (by vote or value) of our stock, or the stock of Embarq, is acquired or issued as part of a plan, or series of related transactions, that includes the spin-off. Because the Nextel merger generally is treated as involving the acquisition of 49.9% of our stock (and the stock of Embarq) for purposes of this analysis, we are subject to restrictions on certain acquisitions using our stock and other issuances of our stock in order to enable the spin-off to qualify for tax-free treatment. At this time, it is not possible to determine how long these restrictions will apply. In addition, it is not possible to determine whether these limitations will have a material impact on us.

If the spin-off of Embarq does not qualify as a tax-free transaction, tax could be imposed on both our shareholders and us.

We have received a private letter ruling from the Internal Revenue Service, or IRS, that the spin-off of Embarq qualifies for tax-free treatment under Sections 355 and 361 of the Internal Revenue Code of 1986, as amended. In addition, we obtained opinions of counsel from each of Cravath, Swaine & Moore LLP and Paul, Weiss, Rifkind, Wharton & Garrison LLP that the spin-off so qualifies. The IRS ruling and the opinions rely on certain representations, assumptions and undertakings, including those relating to the past and future conduct of Embarq’s and our business, and neither the IRS ruling nor the opinions would be valid if such representations, assumptions and undertakings were incorrect. Moreover, the IRS private letter ruling does not address all the issues that are relevant to determining whether the distribution qualifies for tax-free treatment. Notwithstanding the IRS private letter ruling and opinions, the IRS could determine that the distribution should be treated as a taxable transaction if it determines that any of the representations, assumptions or undertakings that were included in the request for the private letter ruling are false or have been violated, or if it disagrees with the conclusions in the opinions that are not covered by the IRS private letter ruling. If the distribution fails to qualify for tax-free treatment, it will be treated as a taxable distribution to our shareholders in an amount equal to the fair market value of Embarq’s equity securities (i.e., Embarq’s common stock issued to our common shareholders) received by them. In addition, we would be required to recognize gain in an amount up to the fair market value of the Embarq equity securities that we distributed on the distribution date plus the fair market value of the senior notes of Embarq received by us.

Furthermore, subsequent events could cause us to recognize gain on the distribution. For example, even minimal acquisitions of our equity securities or Embarq’s equity securities that are deemed to be part of a plan or a series of related transactions that include the distribution and the Sprint-Nextel merger could cause us to recognize gain on the distribution.

We are subject to exclusivity provisions and other restrictions under our arrangements with the remaining independent PCS Affiliates. Continued compliance with those restrictions may limit our ability to achieve synergies and fully integrate the operations of Nextel in the geographic areas served by those PCS Affiliates, and we could incur significant costs to resolve issues related to the merger under these arrangements. The manner in which these restrictions will be addressed is not currently known.

The arrangements with the remaining four independent PCS Affiliates restrict our and their ability to own, operate, build or manage specified wireless communication networks or to sell certain wireless services within specified geographic areas. Several of these PCS Affiliates have commenced litigation against us asserting that actions that we have taken or may take in the future in connection with our integration efforts are inconsistent with our obligations under our agreements with them, particularly with respect to the restrictions noted above. Continued compliance with those restrictions may limit our ability to achieve synergies and fully integrate the operations of Nextel and Nextel Partners in the areas served by those PCS Affiliates. We could incur significant costs to resolve these issues.

Risk Factors Relating to Our Business and Operations

We face intense competition that may reduce our market share and harm our financial performance.

Each of our two operating segments faces intense competition. Our ability to compete effectively depends on, among other things, the factors discussed below.

The blurring of the traditional dividing lines between local, long distance, wireless, cable and Internet services contributes to increased competition.

The traditional dividing lines between long distance, local, wireless, cable and Internet services are increasingly becoming blurred. Through mergers, joint ventures and various service expansion strategies, major providers are striving to provide integrated services in many of the markets we serve. This trend is also reflected in changes in the regulatory environment that have encouraged competition and the offering of integrated services.

We expect competition to intensify across our business segments as a result of the entrance of new competitors or the expansion of services offered by existing competitors, and the rapid development of new technologies, products, and services. We cannot predict which of many possible future technologies, products, or services will be important to maintain our competitive position or what expenditures we will be required to make in order to develop and provide these technologies, products or services. To the extent we do not keep pace with technological advances or fail to timely respond to changes in the competitive environment affecting our industry, we could lose market share or experience a decline in revenue, cash flows and net income. As a result of the financial strength and benefits of scale enjoyed by some of our competitors, they may be able to offer services at lower prices than we can, thereby adversely affecting our revenues, growth and profitability.

If we are not able to attract and retain customers, our financial performance could be impaired.

Our ability to compete successfully for new customers and to retain our existing customers will depend on:

•	our marketing and sales and service delivery activities;

•	our ability to anticipate and develop new or enhanced services that are attractive to existing or potential customers; and

•	our ability to anticipate and respond to various competitive factors affecting the industry, including new services that may be introduced by our competitors, changes in consumer preferences, demographic trends, economic conditions, and discount pricing and other strategies that may be implemented by our competitors.

A key element in the economic success of communications carriers is the ability to retain customers as measured by the rate of subscriber churn. Our ability to retain customers and reduce our rate of churn is affected by a number of factors including, with respect to our wireless business, the actual or perceived quality and coverage of our network and the attractiveness of our service offerings. Our ability to retain customers in our businesses also is affected by competitive pricing pressures and the quality of our customer service. Our efforts to reduce churn may not be successful. A high rate of churn could impair our ability to increase the revenues of, or cause a deterioration in the operating margins of, our wireless operations or our operations as a whole.

As the wireless market matures, we must increasingly seek to attract customers from competitors and face increased credit risk from first time wireless subscribers.

We increasingly must attract a greater proportion of our new customers from our competitors’ existing customer bases rather than from first time purchasers of wireless services. The higher market penetration also means that customers purchasing wireless services for the first time, on average, have a lower credit rating than existing wireless users, which generally results in both a higher churn rate due to involuntary churn and in a higher bad debt expense.

Competition and technological changes in the market for wireless services could negatively affect our average revenue per user, subscriber churn, ability to attract new subscribers, and operating costs, which would adversely affect our revenues, growth and profitability.

We compete with several other wireless service providers in each of the markets in which we provide wireless services. As competition among wireless communications providers has increased, we have created pricing plans that have resulted in declining average revenue per minute of use for voice services, a trend which we expect will continue. Competition in pricing and service and product offerings may also adversely impact customer retention, which would adversely affect our results of operations.

The wireless communications industry is experiencing significant technological change, including improvements in the capacity and quality of digital technology such as the move to third generation wireless technology and the deployment of unlicensed spectrum devices. This causes uncertainty about future subscriber demand for our wireless services and the prices that we will be able to charge for these services. The rapid change in technology may lead to the development of wireless communications technologies or alternative services that exceed our levels of service or that consumers prefer over our services. If we are unable to meet future advances in competing technologies on a timely basis, or at an acceptable cost, we may not be able to compete effectively and could lose customers to our competitors.

Mergers or other combinations involving our competitors and new entrants, including resellers commonly known as mobile virtual network operators, beginning to offer wireless services may also continue to increase competition. These wireless operators may be able to offer subscribers network features or products and services not offered by us, coverage in areas not served by either of our wireless networks or pricing plans that are lower than those offered by us, all of which would negatively affect our average revenue per user, subscriber churn, ability to attract new subscribers, and operating costs.

One of the primary differentiating features of our Nextel branded service is the two-way walkie-talkie service available on our iDEN network. A number of wireless equipment vendors, including Motorola, Inc., or Motorola, which supplies equipment for our Nextel branded service, have begun to offer wireless equipment that is capable of providing walkie-talkie services that are designed to compete with our walkie-talkie services. Several of our competitors have introduced handsets that are capable of providing walkie-talkie services. If these competitors’ services are perceived to be or become, or if any such services introduced in the future are, comparable to our Nextel branded walkie-talkie services, a key competitive advantage of our Nextel service would be reduced, which in turn could adversely affect our business.

Failure to improve wireless subscriber service and to continue to enhance the quality and features of our wireless networks and meet capacity requirements of our subscriber growth could impair our financial performance and adversely affect our results of operations.

We must continually make investments and incur costs in order to improve our wireless subscriber service and remain competitive. In connection with our continuing enhancement of the quality of our wireless networks and related services, we must:

•	maintain and expand the capacity and coverage of our networks;

•	obtain additional spectrum in some or all of our markets, if and when necessary;

•	secure sufficient transmitter and receiver sites and obtain zoning and construction approvals or permits at appropriate locations; and

•	obtain adequate quantities of system infrastructure equipment and handsets, and related accessories to meet subscriber demand.

Network enhancements may not occur as scheduled or at the cost that we have estimated. Delays or failure to add network capacity, or increased costs of adding capacity, could limit our ability to satisfy our wireless subscribers, resulting in decreased revenues. Even if we continuously upgrade our wireless networks, there can be no assurance that existing subscribers will not prefer features of our competitors and switch wireless providers.

Consolidation and competition in the wholesale market for wireline services could adversely affect our revenues and profitability.

Our long distance segment competes with AT&T (formerly known as SBC Communications, or SBC, which recently acquired AT&T), Verizon Communications (which recently acquired MCI), or Verizon, BellSouth Corporation (which has agreed to be acquired by AT&T), or BellSouth, Qwest Communications, Level 3 Communications, Inc., and cable operators, as well as a host of smaller competitors, in the provision of wireline services. Some of these companies have built high-capacity, Internet protocol-based fiber-optic networks capable of supporting large amounts of voice and data traffic. These companies claim certain cost structure advantages which, among other factors, may allow them to maintain profitability while offering services at a price below that which we can offer profitably. Increased competition and the significant increase in capacity resulting from new technologies and networks may drive already low prices down further. Both AT&T and Verizon, as a result of their recent acquisitions, continue to be our two largest competitors in the domestic long distance communications market. We and other long distance carriers depend heavily on local access facilities obtained from incumbent local exchange carriers, or ILECs, to serve our long distance customers, and payments to ILECs for these facilities is a significant cost of service for our long distance segment. The acquisition of AT&T by SBC and the proposed acquisition of BellSouth by AT&T, and the acquisition of MCI by Verizon, could give those carriers’ long distance operations cost and operational advantages with respect to these access facilities because those carriers serve significant geographic areas, including many large urban areas, as the incumbent local carrier.

Failure to complete development, testing and deployment of new technology that supports new services could affect our ability to compete in the industry and the technology we use places us at a competitive disadvantage.

We develop, test and deploy various new technologies and support systems intended both to enhance our competitiveness by supporting new services and features and reducing the costs associated with providing those services. Successful development and implementation of technology upgrades depend, in part, on the willingness of third parties to develop new applications in a timely manner. We may not successfully complete the development and rollout of new technology and related features or services in a timely manner, and they may not be widely accepted by our customers or may not be profitable, in which case we could not recover our investment in the technology. Deployment of technology supporting new service offerings may also adversely affect the performance or reliability of our networks with respect to both the new and existing services. Any resulting customer dissatisfaction could affect our ability to retain customers and have an adverse effect on our results of operations and growth prospects.

Our wireless networks provide services utilizing CDMA and iDEN technologies. Wireless subscribers served by these two technologies represent a smaller portion of global wireless subscribers than the subscribers served by wireless networks that utilize global system for mobile communication, or GSM, technology. As a result, our costs with respect to both CDMA and iDEN network equipment and handsets are generally higher than the comparable costs incurred by our competitors who use GSM technology.

If we are unable to meet our future capital needs relating to investment in our networks and other obligations, it may be necessary for us to curtail, delay or abandon our business growth plans. If we incur significant additional indebtedness to fund our plans, it could cause a decline in our credit rating and could increase our borrowing costs or limit our ability to raise additional capital.

We have substantial indebtedness, and we will require capital to satisfy our debt service requirements and other obligations, such as the obligation to pay debt that we have assumed in connection with the acquisitions of Nextel Partners and the PCS Affiliates. We also will require additional capital to make the capital expenditures necessary to implement our business plans or support future growth of our wireless business. Continued declines in the ability of our long distance segment to generate cash from its operations requires us to increase cash generated from our wireless segment. A decrease in our ability to generate cash from operations, or to obtain funds from other sources, may require us to seek additional financing to expand our businesses and meet our other obligations or divert cash used for capital expenditures, which could detract from operations and limit our ability to increase, or cause a decline in, revenues and net income. In addition, any future acquisitions may be made with additional borrowings. We may not be able to arrange additional financing to fund our requirements on terms acceptable to us. Our ability to arrange additional financing will depend on, among other factors, our financial performance, general economic conditions and prevailing market conditions. Many of these factors are beyond our control. Failure to obtain suitable financing when needed could, among other things, result in the inability to continue to expand our businesses and meet competitive challenges. If we incur significant additional indebtedness, or if we do not continue to generate sufficient cash from our operations, our credit rating could be adversely affected. As a result, our future borrowing costs would likely increase and our access to capital could be adversely affected.

We have entered into outsourcing agreements related to certain business operations. Any difficulties experienced in these arrangements could result in additional expense, loss of customers and revenue, interruption of our services or a delay in the roll-out of new technology.

We have entered into outsourcing agreements for the development and maintenance of certain software systems necessary for the operation of our business. We have also entered into agreements with third parties to provide customer service and related support to our wireless subscribers and outsourced many aspects of our customer care and billing functions to third parties. We also have entered into an agreement whereby a third party has leased or operates a significant number of our communications towers, and we sublease space on these towers. As a result, we must rely on third parties to perform certain of our operations and, in certain circumstances, interface with our customers. If these third parties are unable to perform to our requirements, we would have to pursue alternative strategies to provide these services and that could result in delays, interruptions, additional expenses and loss of customers.

The intellectual property rights utilized by us and our suppliers and service providers may infringe on intellectual property rights owned by others.

Some of our products and services use intellectual property that we own. We also purchase products from suppliers, including handset device suppliers, and outsource services to service providers, including billing and customer care functions, that incorporate or utilize intellectual property. We and some of our suppliers and service providers have received, or may receive in the future, assertions and claims from third parties that the products or software utilized by us or our suppliers and service providers infringe on the patents or other intellectual property rights of these third parties. These claims could require us or an infringing supplier or service provider to cease certain activities or to cease selling the relevant products and services. Such claims and assertions also could subject us to costly litigation and significant liabilities for damages or royalty payments.

If Motorola is unable or unwilling to provide us with equipment and handsets in support of our Nextel branded services, as well as anticipated handset and infrastructure improvements for those services, our iDEN operations will be adversely affected.

Motorola is our sole source for most of the equipment that supports the iDEN network and for all of the handsets we offer under the Nextel brand except BlackBerry® devices. Although our handset supply agreement with Motorola is structured to provide competitively priced handsets, the cost of iDEN handsets is generally higher than handsets that do not incorporate a similar multi-function capability. This difference may make it more difficult or costly for us to offer handsets at prices that are attractive to potential customers. In addition, the higher cost of iDEN handsets requires us to absorb a larger part of the cost of offering handsets to new and existing customers. These increased costs and handset subsidy expenses may reduce our growth and profitability. Also, we must rely on Motorola to develop handsets and equipment capable of supporting the features and services we plan to offer to subscribers of services on our iDEN network, including a dual-mode handset. A decision by Motorola to discontinue manufacturing, supporting or enhancing our iDEN-based infrastructure and handsets would have a material adverse effect on us. In addition, because iDEN technology is not as widely adopted and has fewer subscribers than other wireless technologies and because we expect that over time more of our customers will utilize service offered on our CDMA network, it is less likely that manufacturers other than Motorola will be willing to make the significant financial commitment required to license, develop and manufacture iDEN infrastructure equipment and handsets. Further, our ability to timely and efficiently implement the spectrum reconfiguration plan to eliminate interference with public safety operations in the 800 megahertz, or MHz, band, set forth in the Report and Order released by the Federal Communications Commission, or FCC, which provides for the exchange of a portion of the FCC licenses used in our iDEN network for other licenses, including 10 MHz of spectrum in the 1.9 gigahertz, or GHz, band, is dependent, in part, on Motorola.

The reconfiguration process contemplated by the FCC’s Report and Order may adversely affect our business and operations, which could adversely affect our future growth and operating results.

In order to accomplish the reconfiguration of the 800 MHz spectrum band that is contemplated by the Report and Order, in most cases we will need to cease our use of a portion of the 800 MHz spectrum on our iDEN network in a particular market before we are able to commence use of replacement 800 MHz spectrum in that market. To mitigate the temporary loss of the use of this spectrum, in many markets we will need to construct additional transmitter and receiver sites or acquire additional spectrum in the 800 MHz or 900 MHz bands. This spectrum may not be available to us on acceptable terms. In markets where we are unable to construct additional sites or acquire additional spectrum as needed, the decrease in capacity may adversely affect the performance of our iDEN network, require us to curtail subscriber additions in those markets until the capacity limitation can be corrected, or a combination of the two. Degradation in network performance in any market could result in higher subscriber churn in that market, the effect of which could be exacerbated if we are forced to curtail subscriber additions in that market. A resulting loss of a significant number of subscribers could adversely affect our results of operations. We expect that the reconfiguration process will have at least some adverse impact on the capacity and performance of our iDEN network, particularly in some of our more capacity constrained markets. In addition, the Report and Order gives the FCC the authority to suspend our use of the 1.9 GHz spectrum that we received under the Report and Order if we do not comply with our obligations under the Report and Order.

Government regulation could adversely affect our prospects and results of operations; the FCC and state regulatory commissions may adopt new regulations or take other actions that could adversely affect our business prospects or results of operations.

The FCC and other federal, state and local governmental authorities have jurisdiction over our business and could adopt regulations or take other actions that would adversely affect our business prospects or results of operations.

Wireless Operations.  The licensing, construction, operation, sale and interconnection arrangements of wireless telecommunications systems are regulated by the FCC and, depending on the jurisdiction, state and local regulatory agencies. In particular, the FCC imposes significant regulation on licensees of wireless spectrum with respect to:

•	how radio spectrum is used by licensees;

•	the nature of the services that licensees may offer and how such services may be offered; and

•	resolution of issues of interference between spectrum bands.

The Communications Act of 1934, or Communications Act, preempts state and local regulation of market entry by, and the rates charged by, commercial mobile radio service, or CMRS, providers, except that states may exercise authority over such things as certain billing practices and consumer-related issues. The California PUC has imposed rules designed to impose consumer protections. Several other states are considering similar initiatives. These regulations could increase the costs of our wireless operations.

The FCC grants wireless licenses for terms of generally ten years that are subject to renewal and revocation. FCC rules require all wireless licensees to meet certain buildout requirements and substantially comply with applicable FCC rules and policies and the Communications Act in order to retain their licenses. Failure to comply with FCC requirements in a given license area could result in revocation of the PCS license for that license area. There is no guarantee that our licenses will be renewed.

The FCC has initiated a number of proceedings to evaluate its rules and policies regarding spectrum licensing and usage. For example, it is considering new concepts that might permit unlicensed users to “share” our licensed spectrum to the extent the FCC believes harmful interference will not occur. These new uses could adversely impact our utilization of our licensed spectrum and our operational costs.

CMRS providers must implement enhanced 911, or E911, capabilities in accordance with FCC rules. Failure to deploy E911 service consistent with FCC requirements could subject us to significant fines. We were unable to satisfy the requirement that 95% of our subscriber base have Assisted-GPS capable handsets by December 31, 2005. We have filed a request for a waiver with the FCC seeking an extension of the December 31, 2005 handset penetration deadline to December 31, 2007, on which the FCC has not yet ruled.

The FCC, together with the Federal Aviation Administration, also regulates tower marking and lighting. In addition, tower construction is affected by federal, state and local statutes addressing zoning, environmental protection and historic preservation. The FCC adopted significant changes to its rules governing historic preservation review of projects, which makes it more difficult and expensive to deploy antenna facilities. The FCC is also considering changes to its rules regarding environmental protection as related to tower construction, which, if adopted, could make it more difficult to deploy facilities.

Wireline Operations.  The continued regulatory uncertainty regarding voice over IP, or VoIP, may adversely affect the competitive position of our long distance segment to the extent it makes less use of VoIP than our competitors.

Depending upon its outcome, the FCC’s proceedings regarding regulation of special access rates could affect the rates paid by our long distance segment for special access services in the future.

Concerns about health risks associated with wireless equipment may reduce the demand for our services.

Portable communications devices have been alleged to pose health risks, including cancer, due to radio frequency emissions from these devices. Purported class actions and other lawsuits have been filed against numerous wireless carriers, including us, seeking not only damages but also remedies that could increase our cost of doing business. We cannot be sure of the outcome of those cases or that our business and financial condition will not be adversely affected by litigation of this nature or public perception about health risks. The actual or perceived risk of mobile communications devices could adversely affect us through a reduction in subscribers, reduced network usage per subscriber or reduced financing available to the mobile communications industry. Further research and studies are ongoing, and we cannot be sure that additional studies will not demonstrate a link between radio frequency emissions and health concerns.

Our forward-looking statements are subject to a variety of factors that could cause actual results to differ materially from current beliefs.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995.  A number of the statements made in this prospectus are not historical or current facts, but deal with potential future circumstances and developments. They can be identified by the use of forward-looking words such as “believes,” “expects,” “plans,” “intends,” “targets,” “may,” “will,” “would,” “could,” “should” or “anticipates” or other comparable words, or by discussions of strategy that may involve risks and uncertainties. We caution you that these forward-looking statements are only predictions, which are subject to risks and uncertainties in addition to those outlined in the above “Risk Factors” section and elsewhere in this prospectus including, but not limited to:

•	the effects of vigorous competition, including the impact of competition on the price we are able to charge customers for services we provide and our ability to attract new customers and retain existing customers; the overall demand for our service offerings, including the impact of decisions of new subscribers between our post-paid and prepaid services offerings and between our two network platforms; and the impact of new, emerging and competing technologies on our business;

•	the impact of overall wireless market penetration on our ability to attract and retain customers with good credit standing and the intensified competition among wireless carriers for those customers;

•	the uncertainties related to the benefits of our merger with Nextel Communications, including anticipated synergies and cost savings and the timing thereof;

•	the potential impact of difficulties we may encounter in connection with the integration of the pre-merger Sprint and Nextel businesses, and the integration of the businesses and assets of certain of the PCS Affiliates and Nextel Partners, including the risk that these difficulties could prevent or delay our realization of the cost savings and other benefits we expect to achieve as a result of these integration efforts and the risk that we will be unable to continue to retain key employees;

•	the uncertainties related to the implementation of our business strategies, investments in our networks, our systems, and other businesses, including investments required in connection with our planned deployment of a next generation broadband wireless network;

•	the costs and business risks associated with providing new services and entering new geographic markets, including with respect to our development of new services expected to be provided using the next generation broadband wireless network that we plan to deploy;

•	the impact of potential adverse changes in the ratings afforded our debt securities by ratings agencies;

•	the ability of our wireless segment to continue to grow and improve profitability;

•	the ability of our long distance segment to achieve expected revenues;

•	the effects of mergers and consolidations in the communications industry and unexpected announcements or developments from others in the communications industry;

•	unexpected results of litigation filed against us;

•	the inability of third parties to perform to our requirements under agreements related to our business operations;

•	no significant adverse change in Motorola’s ability or willingness to provide handsets and related equipment and software applications or to develop new technologies or features for our iDEN network;

•	the impact of adverse network performance, including, but not limited to, any performance issues resulting from reduced network capacity and other adverse impacts resulting from the reconfiguration of the 800 MHz band used to operate our iDEN network, as contemplated by the FCC’s Report and Order;

•	the costs of compliance with regulatory mandates, particularly requirements related to the FCC’s Report and Order, deployment of E911 services on the iDEN network and privacy-related matters;

•	equipment failure, natural disasters, terrorist acts, or other breaches of network or information technology security;

•	one or more of the markets in which we compete being impacted by changes in political or other factors such as monetary policy, legal and regulatory changes or other external factors over which we have no control; and

•	other risks referenced from time to time in our filings with the SEC.

RATIOS OF EARNINGS TO FIXED CHARGES

For purposes of calculating the ratio,

(i) earnings include:

•	income (loss) from continuing operations before income taxes, less the effect of

•	equity in the net earnings (losses) of less-than-50% owned entities, and

•	capitalized interest; and

(ii) fixed charges include:

•	interest on all debt of continuing operations;

•	amortization of debt premiums, discounts and issuance costs; and

•	the interest component of operating rents.

The ratio of earnings to fixed charges is calculated as follows:

(earnings + fixed charges)
(fixed charges)

	For the Six
	Months Ended
	June 30,		For the Years Ended December 31,
	2006	2005	2005	2004		2003		2002		2001

Sprint Nextel	1.57	2.16	1.63	—	(a)	—	(b)	—	(c)	—(d	)

(a)	Earnings, as adjusted, were inadequate to cover fixed charges by $3.3 billion in 2004.

(b)	Earnings, as adjusted, were inadequate to cover fixed charges by $2.1 billion in 2003.

(c)	Earnings, as adjusted, were inadequate to cover fixed charges by $1.1 billion in 2002.

(d)	Earnings, as adjusted, were inadequate to cover fixed charges by $4.0 billion in 2001.

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of our guarantee.

THE CONSENT SOLICITATION

Introduction

We are seeking valid and unrevoked consents of registered holders of a majority in aggregate principal amount of the notes outstanding at the close of business on October 18, 2006, the record date for determining the holders of the notes entitled to deliver consents in connection with this consent solicitation. As of the record date, the principal amount of the notes outstanding was $419,960,000.

If holders of a majority in aggregate principal amount of the notes consent to the proposed amendments, we will become a guarantor of the notes and will fully and unconditionally guarantee the due and punctual payment of the principal of, and any accrued but unpaid interest in respect of, the notes when and as the same shall become due and payable. Obligations under our guarantee with respect to the notes will be senior and unsecured and will rank equal in right of payment with all of our existing and future senior, unsecured debt.

Description of the Proposed Amendments

We are soliciting the consents of the holders of the notes to the proposed amendments to the indenture. The proposed amendments would be set forth in a supplemental indenture to the indenture. If the proposed amendments become operative, the indenture, as amended by the supplemental indenture, would apply to holders of the notes.

The proposed amendments are being presented as one proposal for the notes and the related indenture. Consequently, the delivery of a consent by a holder of notes is the delivery of a consent to all of the proposed amendments to the indenture, and a consent purporting to consent to only some of the proposed amendments will not be valid. The proposed amendments will not become operative without approval from a majority in aggregate principal amount of the holders of the notes.

The supplemental indenture to the indenture governing the notes will become effective upon execution by UbiquiTel, UbiquiTel Parent, as guarantor, and the trustee. If the supplemental indenture is executed and the proposed amendments become operative, holders of the notes will be bound by the supplemental indenture, even if they have not consented to the proposed amendments. Until the proposed amendments become operative, however, the indenture, without giving effect to the proposed amendments, will remain in effect.

The following is a summary of the key provisions of the proposed amendments to the indenture. Please see Annex A to this prospectus for a complete description of the text of the proposed amendments to the indenture. The following summary is qualified in its entirety by reference to the description of the terms of the notes, as amended by the proposed amendments to the indenture, in the section entitled “Description of the Amended Notes,” and the full provisions of the indenture and the form of supplemental indenture to the indenture, which supplemental indenture has been filed as an exhibit to the registration statement of which this prospectus forms a part. The following summary of the proposed amendments is presented in the order the relevant provisions appear in the indenture and not necessarily in the order of importance.

Amendment to Asset Sale Definition to Permit Certain Transfers of Assets to Us or Our Other Subsidiaries

Subject to certain exceptions, the indenture prohibits UbiquiTel and its restricted subsidiaries from transferring or selling assets unless they receive at least fair market value in return for such assets and at least 75% of the consideration received is in the form of cash or cash equivalents. In addition, the cash proceeds from each such asset sale are required, among other things, to be applied to acquire assets that are used or useful in UbiquiTel’s business. We would benefit from the flexibility to use UbiquiTel’s assets in combination with our other assets where they can be most beneficial to our business as a whole. In order to create that flexibility, we are proposing an amendment to the indenture that would revise the definition of “Asset Sale” to exclude specifically any transfer or sale of assets by UbiquiTel or its restricted subsidiaries to us or any of our other direct or indirect subsidiaries. Such transfers or sales would be subject to the proposed amended affiliate transactions covenant in the indenture, described below under “— Amendment to Affiliate Transactions Covenant to Permit Certain Transactions with Us and Our Other Subsidiaries.”

Amendment to Reports Covenant to Permit Our Financial Reports to be Provided to the Holders in Lieu of UbiquiTel’s Financial Reports

The “Reports” covenant in the indenture requires UbiquiTel to provide to the holders of the notes and to file with the SEC:

•	all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if UbiquiTel were required to file such reports; and

•	all current reports that would be required to be filed with the SEC on Form 8-K if UbiquiTel were required to file such reports.

In an effort to eliminate the expense associated with continuing to produce and provide to holders of the notes separate financial reports for UbiquiTel and file such reports with the SEC, we are seeking consents to amend the indenture to permit UbiquiTel to provide the financial reports of a controlling shareholder guarantor of such notes (without including any condensed consolidated financial information related to UbiquiTel), in lieu of separate reports relating only to UbiquiTel. As a result, if the proposed amendments become effective, following the execution and delivery of our guarantee of the notes to the trustee, we, as a controlling shareholder guarantor of the notes, would be permitted to provide to the holders of the notes our financial reports and other information filed with the SEC (without including the condensed consolidating footnote contemplated by Rule 3-10 of Regulation S-X) instead of the financial reports of UbiquiTel.

Amendment to Affiliate Transactions Covenant to Permit Certain Transactions with Us and Our Other Subsidiaries

The “Transactions with Affiliates” covenant in the indenture generally prohibits UbiquiTel and its restricted subsidiaries from engaging in any transaction with, or for the benefit of, any affiliate of UbiquiTel unless:

•	such affiliate transaction is on terms that are no less favorable to UbiquiTel or the relevant restricted subsidiary than those that would have been obtained in a comparable transaction by UbiquiTel or such restricted subsidiary with an unrelated person;

•	UbiquiTel delivers to the trustee, with respect to any affiliate transaction or series of related affiliate transactions involving aggregate consideration in excess of $1.0 million, a resolution of UbiquiTel’s board of directors set forth in an officers’ certificate certifying that such affiliate transaction complies with this affiliate transaction’s covenant and that such affiliate transaction has been approved by a majority of the disinterested members of the UbiquiTel board of directors; and

•	UbiquiTel delivers to the trustee, with respect to any affiliate transaction or series of related affiliate transactions involving aggregate consideration in excess of $5.0 million, an opinion as to the fairness to

UbiquiTel or such restricted subsidiary of such affiliate transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

Certain specifically enumerated transactions are not subject to the requirements of the “Transactions with Affiliates” covenant, such as transactions between or among UbiquiTel and/or its restricted subsidiaries.

We want to integrate UbiquiTel’s business with ours and have UbiquiTel and its restricted subsidiaries engage freely in transactions with us or any of our other subsidiaries, so long as such transactions are on terms that are no less favorable to UbiquiTel and its restricted subsidiaries than those that would have been obtained in comparable transactions by UbiquiTel and its restricted subsidiaries with an unrelated person, without the necessity of having UbiquiTel’s board of directors or a majority of the board’s disinterested directors approve such transactions and/or obtaining an independent fairness opinion if such transactions exceed the applicable dollar thresholds. In an effort to create that flexibility, we are proposing an amendment to the indenture that would (i) remove the third bullet point above (the requirement of obtaining an independent fairness opinion if an affiliate transaction exceeds $5.0 million) and (ii) with respect to the second bullet point above, increase the dollar threshold to $10.0 million and modify the requirement of obtaining approval by a majority of the disinterested members of the board of directors of UbiquiTel to instead require approval by the board of directors of UbiquiTel.

As a result, UbiquiTel and its restricted subsidiaries would be permitted to engage in transactions with affiliates if such transactions are on terms not less favorable to UbiquiTel and its restricted subsidiaries than those that would have been obtained in a comparable transaction with an unrelated person, and, to the extent they involve aggregate consideration in excess of $10.0 million, such transactions have been approved by UbiquiTel’s board of directors, which need not include disinterested directors.

Addition of Defined Terms and Revision of Other Text

In connection with the proposed amendments described above, certain defined terms would be added to the indenture. Please see Annex A to this prospectus and the form of supplemental indenture for a more complete description of those amendments. In addition, we reserve the right to make certain technical changes to the indenture pursuant to the provisions thereof and to include such changes in the supplemental indenture. Any such technical changes will not affect the substantive rights of the holders of the notes, other than as described above.

The proposed amendments would also delete or amend or be deemed to have deleted or amended any provisions in the notes corresponding to the provisions in the indenture that are deleted or amended by virtue of the proposed amendments.

Expiration Date; Extension; Waiver; Amendment; Termination

The consent solicitation will expire at 5:00 p.m., New York City time, on Thursday, November 2, 2006, unless we extend the consent solicitation. If we extend the consent solicitation, the expiration date will be the latest time and date to which the consent solicitation is extended. We expressly reserve the right to extend the consent solicitation from time to time or for such period or periods as we may determine in our discretion by giving oral (to be confirmed in writing) or written notice of such extension to the consent agent and by making a public announcement by press release to the Dow Jones News Service at or prior to 9:00 a.m., New York City time, on the next business day following the previously scheduled expiration date. During any extension of the consent solicitation, all consents validly executed and delivered to the consent agent will remain effective unless validly revoked prior to such extended expiration date.

We expressly reserve the right, in our discretion, at any time to amend any of the terms of the consent solicitation. If the terms of the consent solicitation are amended prior to the expiration date in a manner that constitutes a material change, we will promptly give oral (to be confirmed in writing) or written notice of such amendment to the consent agent and disseminate a prospectus supplement in a manner reasonably designed to give holders of the notes notice of the change on a timely basis. We expressly reserve the right, in our discretion, to waive any condition of the consent solicitation.

We expressly reserve the right, in our discretion, to terminate the consent solicitation for any reason. Any such termination will be followed promptly by public announcement thereof. In the event we terminate the consent solicitation, we will give prompt notice thereof to the consent agent and the consents previously executed and delivered pursuant to the consent solicitation will, to the extent not accepted prior to the termination date, be of no further force and effect. See “— Revocation of Consents.”

Procedures for Delivering Consents

In order to consent to the proposed amendments to the indenture, a holder of notes must execute and deliver to the consent agent a copy of the accompanying letter of consent, or cause the letter of consent to be delivered to the consent agent on the holder’s behalf, before the expiration date in accordance with the procedures described below.

In accordance with the indenture governing the notes, only registered holders of the notes as of 5:00 p.m., New York City time, on the record date may execute and deliver to the consent agent the letter of consent. We expect that The Depository Trust Company, or DTC, will authorize its participants, which include banks, brokers and other financial institutions, to execute letters of consent with respect to the notes they hold through DTC as if the participants were the registered holders of those notes. Accordingly, for purposes of the consent solicitation, when we use the term “registered holders,” we include banks, brokers and other financial institutions that are participants of DTC.

If you are a beneficial owner of notes held through a bank, broker or other financial institution, in order to consent to the proposed amendments, you must arrange for the bank, broker or other financial institution that is the registered holder to either (1) execute the letter of consent and deliver it to the consent agent on your behalf or to you for forwarding to the consent agent before the expiration date or (2) forward a duly executed proxy from the registered holder authorizing you to execute and deliver the letter of consent with respect to the notes on behalf of the registered holder. In the case of clause (2) of the preceding sentence, you must deliver the executed letter of consent, together with the proxy, to the consent agent before the expiration date. Beneficial owners of notes are urged to contact the bank, broker or other financial institution through which they hold their notes to obtain a valid proxy or to direct that a letter of consent be executed and delivered in respect of their notes.

Giving a consent by submitting a letter of consent will not affect a holder’s right to sell or transfer its notes. All consents received from the holder of record on the record date and not revoked by that holder before the expiration date will be effective notwithstanding any transfer of those notes after the record date.

Registered holders of notes as of the record date who wish to consent should mail, hand deliver or send by overnight courier or facsimile a properly completed and executed letter of consent to the consent agent at the address or facsimile number set forth under “— Solicitation, Consent and Information Agents,” in accordance with the instructions set forth in this prospectus and the letter of consent. Letters of consent should be delivered to the consent agent, not to us or UbiquiTel. However, we reserve the right to accept any letter of consent received by us or UbiquiTel.

All letters of consent that are properly completed, executed and delivered to the consent agent, and not revoked before the expiration date, will be given effect in accordance with the terms of those letters of consent. Registered holders who desire to consent to the proposed amendments should complete, sign and date the letter of consent and mail, deliver or send by overnight courier or facsimile (confirmed by the expiration date by physical delivery) the signed letter of consent to the consent agent at the address or facsimile number set forth under “— Solicitation, Consent and Information Agents,” all in accordance with the instructions contained in this prospectus and the letter of consent.

Letters of consent delivered by the registered holders of notes as of the record date must be executed in exactly the same manner as those registered holders’ names appear on the certificates representing the notes or on the position listings of DTC, as applicable. If notes to which a letter of consent relate are registered in the names of two or more holders, all of those holders must sign the letter of consent. If a letter of consent is signed by a trustee, partner, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, that person must so indicate when signing, and proper evidence of that person’s authority to so act must be submitted with the letter of consent. In addition, if a letter of consent relates to less than the total principal amount of notes registered in the name of a holder, the registered holder must list the certificate numbers and principal amount of notes registered in the name of that holder. If no aggregate principal amount of notes as to which a consent is delivered is specified, the holder will be deemed to have consented with respect to all notes of such holder. If notes are registered in different names, separate letters of consent must be signed and delivered with respect to each registered note. If a letter of consent is executed by a person other than the registered holder, it must be accompanied by a proxy executed by the registered holder.

In connection with the consent solicitation, we will pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of the prospectus, the letter of consent and related documents to the beneficial owners of the notes and in handling or forwarding deliveries of consents by their customers.

All questions as to the form of all documents and the validity (including time of receipt) regarding the consent procedures will be determined by us, in our discretion, which determination will be final and binding. We also reserve the right to waive any defects or irregularities as to deliveries of consents.

Revocation of Consents

A consent may be revoked at any time prior to the expiration date. Any holder who has delivered a consent, or who succeeds to ownership of notes in respect of which a consent has previously been delivered, may validly revoke such consent prior to the expiration date by delivering a written notice of revocation in accordance with the following procedures. All properly completed and executed letters of consent that are received by the consent agent will be counted as consents with respect to the proposed amendments, unless the consent agent receives a written notice of revocation prior to the expiration date.

In order to be valid, a notice of revocation of consent must contain the name of the person who delivered the consent and the description of the notes to which it relates, the certificate numbers of such notes and the aggregate principal amount represented by such notes. The revocation of consent must be signed by the holder thereof in the same manner as the original signature on the letter of consent (including any required signature guarantees) or be accompanied by evidence satisfactory to us and the consent agent that the person revoking the consent has the legal authority to revoke such consent on behalf of the holder. If the letter of consent was executed by a person other than the registered holder of the notes, the notice of revocation of consent must be accompanied by a valid proxy signed by such registered holder and authorizing the revocation of the registered holder’s consent. To be effective, a revocation of consent must be received prior to the expiration date by the consent agent, at the address set forth below. A purported notice of revocation that lacks any of the required information or is sent to an improper address will not validly revoke a consent previously given.

Solicitation, Consent and Information Agents

We have retained Bear, Stearns & Co. Inc. to act as the solicitation agent for the consent solicitation. We have agreed to pay the solicitation agent customary fees and reimburse it for its reasonable out-of-pocket expenses. Questions may be directed to the solicitation agent at the following address and telephone numbers:

Global Liability Management Group
383 Madison Avenue, 8th Floor
New York, New York 10179
(877) 696-BEAR (toll-free)
(877) 696-2327

We have retained The Bank of New York to act as the consent agent. We have agreed to pay the consent agent customary fees and reimburse it for its reasonable out-of-pocket expenses. All executed letters of consent and notices of revocation should, and questions relating to the procedures for consenting to the proposed amendments and requests for assistance may, be directed to the consent agent at the following address and telephone and facsimile numbers:

The Bank of New York
Corporate Trust Operations
Reorganization Unit
101 Barclay Street — 7 East
New York, New York 10286
Attn: Diane Amoroso
(212) 815-6331
By Facsimile: (212) 298-1915

We have appointed Georgeson, Inc. to act as the information agent with respect to the consent solicitation. We will pay the information agent customary fees for its services and reimburse it for its reasonable out-of-pocket expenses. We have also agreed to indemnify the information agent for certain liabilities. Requests for additional copies of this prospectus or the letters of consent may be directed to the information agent at the following address and telephone numbers:

17 State Street
New York, New York 10004
(866) 277-8239 (Toll Free)
(212) 440-9800 (Banks/Brokers)

Fees and Expenses

The total amount of funds required to pay all fees and expenses in connection with the consent solicitation is expected to be approximately $545,000. We expect to obtain these funds from available cash.

DESCRIPTION OF OUR GUARANTEE

The following is a summary of our proposed guarantee of the notes. The following summary is qualified by reference to the full provisions of the form of the guarantee, which has been filed as an exhibit to the registration statement of which this prospectus forms a part.

If the proposed amendments to the indenture are approved, contemporaneously with the execution of the supplemental indenture, we will issue a guarantee of the full and punctual payment when due, whether at maturity, by acceleration, redemption or otherwise, of the principal of and interest on the notes, and all other monetary obligations of UbiquiTel under the amended indenture, insofar as such monetary obligations relate to the notes. We will execute the guarantee in favor of the holders of the notes. It will not be necessary for new certificates to be issued evidencing the notes to reflect the benefit of the guarantee, and no separate certificates will be issued to evidence the guarantee. Regardless of the outcome of the consent solicitation, the notes will continue to be guaranteed by UbiquiTel Parent, which currently guarantees the notes, and by all future domestic restricted subsidiaries, under the terms of the indenture.

Our guarantee with respect to the notes will be:

•	a senior, unsecured obligation, equal in right of payment with all of our existing and future senior, unsecured debt;

•	effectively junior to our obligations secured by liens, to the extent of the value of the assets securing those obligations; and

•	senior in right of payment to our subordinated debt, if any.

Our guarantee will not make us or any of our subsidiaries subject to the covenants contained in the indenture and will not otherwise contain any restrictions on our operations.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a general discussion of the material U.S. federal income tax consequences of the consent solicitation to holders of notes who are U.S. Holders (as defined below) and, subject to the limitations described below, constitutes the opinion of Jones Day. It is not a complete analysis of all the potential tax considerations relating to the consent solicitation. This summary is based upon the provisions of the Code, Treasury regulations promulgated under the Code, and currently effective administrative rulings and judicial decisions, all relating to the U.S. federal income tax treatment. These authorities may be changed, perhaps with retroactive effect, so as to result in U.S. federal income tax consequences different from those described below. No ruling from the IRS has been sought with respect to the statements made herein, and there can be no assurance that the IRS will not take a position contrary to such statements or that such contrary position taken by the IRS would not be sustained by a reviewing court.

This summary is applicable to initial purchasers of the notes who purchased the notes on original issuance at their initial offering price. It assumes that the notes are held as capital assets. This summary does not address the tax considerations arising under the laws of any foreign, state or local jurisdiction. In addition, this discussion does not address all tax considerations that may be applicable to the holders’ particular circumstances or to holders that may be subject to special tax rules, such as, for example:

•	holders subject to the alternative minimum tax;

•	banks, insurance companies, or other financial institutions;

•	tax-exempt organizations;

•	dealers in securities or commodities;

•	expatriates;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	holders whose functional currency is not the U.S. dollar;

•	holders who are not U.S. Holders;

•	persons that hold notes as part of a hedge, straddle, or conversion transaction;

•	persons deemed to sell notes under the constructive sale provisions of the Code; or

•	partnerships or other pass-through entities.

If a partnership holds notes, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding notes is urged to consult his or her tax advisor regarding the tax consequences of the consent solicitation.

For purposes of this discussion, a holder is a “U.S. Holder” if such holder is the beneficial owner of a note and is:

•	a citizen or resident of the United States,

•	a corporation (or other entity taxable as a corporation) created or organized under the laws of the United States or of any state thereof (including the District of Columbia),

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source, or

•	a trust if a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust (and certain other trusts that have elected to continue to be treated as U.S. trusts).

General

Although the issue is not free from doubt, a holder of notes should not recognize any income, gain or loss as a result of the implementation of the proposed amendments to the indenture governing the notes and the provision of our guarantee, and such holder should continue to have the same tax basis and holding period with respect to the notes as it had before the consent solicitation.

Tax Consequences of the Proposed Amendments and Our Guarantee of the Notes

Generally.  The modification of the terms of a debt instrument is treated, for federal income tax purposes, as a “deemed” exchange of an old debt instrument for a new debt instrument if such modification is “significant” as specially determined for federal income tax purposes. For these purposes, a modification of the terms of a debt instrument is significant if, based on all the facts and circumstances, the legal rights or obligations that are altered and the degree to which they are altered are economically significant. Although the matter is not free from doubt, the adoption of the proposed amendments, in and of itself, should not constitute a significant modification of the terms of the notes for federal income tax purposes. Upon adoption of the proposed amendments, we will also guarantee UbiquiTel’s payment obligations with respect to the notes. The Treasury regulations provide that the addition of a co-obligor on a debt instrument is a significant modification if the addition of the co-obligor results in a change in payment expectations. The Treasury regulations further provide that a change in payment expectations occurs if, as a result of a transaction, there is substantial enhancement of the obligor’s capacity to meet the payment obligations under a debt instrument and that capacity was primarily speculative prior to the modification and is adequate after the modification. If our guarantee of UbiquiTel’s payment obligations with respect to the notes does not result in a significant modification, there would be no deemed exchange of the notes for U.S. federal income tax purposes and holders would not recognize any gain or loss. In addition, holders would continue to have the same tax basis and holding period with respect to the notes as they had before the consent solicitation.

Recapitalization Treatment.  If the proposed amendments or our guarantee are treated as a significant modification of the notes for U.S. federal income tax purposes, a holder will be treated as having exchanged its “old” notes for “new” notes for U.S. federal income tax purposes. Even so, the exchange will not be taxable if the notes, as originally issued and as amended, constitute “securities” for U.S. federal income tax purposes. In such event, the “deemed” exchange would be treated as a tax-free recapitalization for U.S. federal income tax purposes. There is no precise definition of what constitutes a “security” under U.S. federal income tax law. The determination of whether a debt instrument is a security for U.S. federal income tax purposes requires an overall evaluation of the nature of the debt instrument, with the term of the debt instrument regarded as one of the more important factors. A debt instrument with a term to maturity of five years or less generally does not qualify as a security, and a debt instrument with a term to maturity of ten years or more generally does qualify as a security. Whether a debt instrument with a term to maturity of between five and ten years qualifies as a security is unclear. The notes have original maturities of seven years (with respect to the notes originally issued in June 2004) and six years (with respect to the notes originally issued in May 2005). Although the matter is not free from doubt, given the maturities and the other terms of the notes, the notes should constitute securities for U.S. federal income tax purposes. In such event, a holder of a note would not recognize any income, gain or loss as a result of the proposed amendments or our guarantee. The holder would take a tax basis in the “new” note equal to its tax basis in the “old” note immediately prior to the “deemed” exchange and the holder’s holding period for the “new” note would include the period during which the “old” note was held.

Treatment if Recapitalization Does Not Apply.  If, on the other hand, the proposed amendments or our guarantee were treated as constituting a significant modification of the notes resulting in a deemed exchange, but the deemed exchange was not treated as a recapitalization for U.S. federal income tax purposes (e.g., because the notes were not deemed securities for U.S. federal income tax purposes), a holder would recognize gain or loss at the time of such deemed exchange. The amount of such gain or loss would be equal to the difference, if any, between the amount realized by the holder in the deemed exchange and the holder’s adjusted tax basis in the notes deemed to be exchanged. In addition, the holder’s holding period in the “new” notes that are deemed to be received would begin on the day after the deemed exchange and the holder’s tax basis in the “new” notes would be equal to the amount realized by such holder in the deemed exchange.

Original Issue Discount.  If there is a deemed exchange of “old” notes for “new” notes as a result of the proposed amendments or our guarantee, regardless of whether or not the exchange qualifies as a recapitalization, the “new” notes will be treated as issued with original issue discount, or OID, in an amount equal to the excess, if any (to the extent that it exceeds a statutorily defined de minimis amount), of the stated redemption prices at maturity of the “new” notes over their respective issue prices. If either the “old” notes or the “new” notes are considered to be publicly traded for purposes of the applicable provisions of the Code, the “new” notes will have an issue price equal to the fair market value of the “old” notes or “new” notes, as applicable. If neither the “old” notes nor the “new” notes are publicly traded, the issue price of the “new” notes would generally either be the “new” notes’ stated principal amount or an imputed principal amount. A holder that is deemed to hold “new” notes with OID generally will be required to include OID in gross income under a constant yield method in advance of the receipt of cash attributable to that income regardless of the holder’s method of tax accounting.

ALL HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE SPECIFIC FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES OF THE CONSENT SOLICITATION TO THEIR PARTICULAR CIRCUMSTANCES.

DESCRIPTION OF THE AMENDED NOTES

The notes were issued in two separate issuances: in February 2004, UbiquiTel issued $270 million in aggregate principal amount of the notes, and in October 2004, UbiquiTel issued an additional $150 million in aggregate principal amount of the notes. In both instances, the notes were issued under the indenture, dated February 23, 2004, between UbiquiTel, UbiquiTel Inc. as guarantor and The Bank of New York as trustee, in a private transaction that was not subject to the registration requirements of the Securities Act of 1933, as amended. Thereafter, UbiquiTel consummated an exchange offer relating to each issuance of notes whereby all of the unregistered notes were exchanged for registered versions thereof. As a result of the offer to purchase the notes which expired August 3, 2006, UbiquiTel has issued and outstanding $419,960,000 million in aggregate principal amount of the notes. All of the issued and outstanding notes are treated as a single class of debt securities under the indenture.

The indenture is governed by the Trust Indenture Act of 1939, as amended, and the terms of the notes include those stated in the indenture and those made a part of the indenture by reference to the Trust Indenture Act. The indenture has been qualified as an indenture under the Trust Indenture Act.

You can find the definitions of certain terms used in this description under the caption “— Certain Definitions.” Other terms used in this description but not defined below under the caption “— Certain Definitions” have the meanings assigned to them in the indenture. In this description, “we” refers only to Sprint Nextel Corporation, and “UbiquiTel” refers only to UbiquiTel Operating Company and not to any of its subsidiaries or its direct parent company, UbiquiTel Inc. When we refer to “holders,” we are referring to those persons who are registered holders of the notes on the books of the registrar appointed under the indenture. Only registered holders have any rights under the indenture.

The following description is a summary of the material provisions of the notes and the indenture, as amended by the proposed amendments to the indenture pursuant to the supplemental indenture. This description does not restate the indenture in its entirety, and this description is qualified in its entirety by reference to the full provisions of the notes, the indenture and the form of supplemental indenture, all of which are exhibits to the registration statement of which this prospectus forms a part. We urge you to read the indenture because it, and not this description, defines your rights as a holder of the notes.

Principal, Maturity and Interest

In addition to notes currently outstanding, UbiquiTel may issue additional notes under the indenture from time to time. Any issuance of additional notes is subject to all of the covenants in the indenture, including the covenant described below under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock.” The outstanding notes and any additional notes subsequently issued under the indenture after the date of this prospectus will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase.

Interest on the notes accrues at the rate of 9 7/8% per annum and is payable semi annually in arrears on March 1 and September 1 to the holders of record on the February 15 and August 15 immediately preceding each interest payment date. Interest on overdue principal and interest accrues at a rate that is 1% higher than the then applicable interest rate on the notes. The notes mature on March 1, 2011. Interest on the notes accrues from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

If a holder of notes has given wire transfer instructions to UbiquiTel, UbiquiTel will pay all principal, interest and premium on that holder’s notes in accordance with those instructions. All other payments on the notes will be made at the office or agency of the paying agent and registrar unless UbiquiTel elects to make interest payments by check mailed to the noteholders at their address set forth in the register of holders.

Paying Agent and Registrar for the Notes

The trustee acts as paying agent and registrar. UbiquiTel may change the paying agent or registrar without prior notice to the holders of the notes, and UbiquiTel or any of its Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

A holder may transfer or exchange notes in accordance with the provisions of the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes due on transfer. UbiquiTel will not be required to transfer or exchange any note selected for redemption. Also, UbiquiTel will not be required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

Guarantee

The notes are guaranteed by UbiquiTel’s direct parent company, UbiquiTel Inc., and by all future Domestic Restricted Subsidiaries. The obligations of each Guarantor under its Guarantee are limited as necessary to prevent that Guarantee from constituting a fraudulent conveyance under applicable law.

A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person, other than UbiquiTel or another Guarantor, unless:

(1) immediately after giving effect to that transaction, no Default or Event of Default exists; and

(2) either:

(a) the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger assumes all the obligations of that Guarantor under the indenture and its Guarantee pursuant to a supplemental indenture satisfactory to the trustee; or

(b) except in any such transaction in which UbiquiTel Inc. is a party, the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the indenture.

The Guarantee of a Guarantor, other than the Guarantee of UbiquiTel Inc., will be released:

(1) in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) UbiquiTel or a Restricted Subsidiary of UbiquiTel, if the sale or other disposition does not violate the “Asset Sale” provisions of the indenture;

(2) in connection with any sale or other disposition of all of the Capital Stock of that Guarantor to a Person that is not (either before or after giving effect to such transaction) UbiquiTel or a Restricted Subsidiary of UbiquiTel, if the sale or other disposition does not violate the “Asset Sale” provisions of the indenture;

(3) if UbiquiTel designates any Restricted Subsidiary that is a Guarantor to be an Unrestricted Subsidiary in accordance with the applicable provisions of the indenture; or

(4) upon legal defeasance or satisfaction and discharge of the indenture as provided below under the captions “— Legal Defeasance and Covenant Defeasance” and “— Satisfaction and Discharge.”

See “— Repurchase at the Option of Holders — Asset Sales.”

In addition to the Guarantee described above, upon the execution of the supplemental indenture, we will also guarantee the notes pursuant to the Controlling Shareholder Guarantee. See the section entitled “Description of Our Guarantee” in this prospectus for more information regarding our guarantee of the notes.

Ranking

The Notes

The notes:

•	are general unsecured obligations of UbiquiTel;

•	rank pari passu in right of payment with all existing and future senior Indebtedness of UbiquiTel;

•	rank senior in right of payment to all existing and future subordinated Indebtedness of UbiquiTel; and

•	are unconditionally guaranteed by each Guarantor.

However, the notes are effectively subordinated to all secured indebtedness of UbiquiTel to the extent of the assets securing such indebtedness, and to any indebtedness of subsidiaries of UbiquiTel that do not guarantee the notes.

The Guarantee

The Guarantee:

•	is a general unsecured obligation of the Guarantor;

•	ranks pari passu in right of payment with all existing and future senior Indebtedness of the Guarantor; and

•	ranks senior in right of payment to all existing and future subordinated Indebtedness of the Guarantor.

UbiquiTel’s only subsidiary, UbiquiTel Leasing Company, does not and will not guarantee the notes. In the event of a bankruptcy, liquidation or reorganization of this non guarantor subsidiary, it will pay the holders of its debt and its trade creditors before it will be able to distribute any of its assets to UbiquiTel. All of the leases for UbiquiTel’s leased tower sites are held by UbiquiTel Leasing Company.

As of the date of this prospectus, UbiquiTel Leasing Company is a Restricted Subsidiary. However, under the circumstances described below under the caption “— Certain Covenants — Designation of Restricted and Unrestricted Subsidiaries,” UbiquiTel will be permitted to designate certain of its Subsidiaries as Unrestricted Subsidiaries. UbiquiTel’s Unrestricted Subsidiaries are not subject to many of the restrictive covenants in the indenture and UbiquiTel’s Unrestricted Subsidiaries will not guarantee the notes.

In addition to the Guarantee described above, upon the execution of the supplemental indenture, we will also guarantee the notes pursuant to the Controlling Shareholder Guarantee. See the section entitled “Description of Our Guarantee” in this prospectus for a description and ranking of the Controlling Shareholder Guarantee.

Optional Redemption

At any time prior to March 1, 2007, UbiquiTel may on any one or more occasions redeem up to 35% of the aggregate principal amount of notes issued under the indenture at a redemption price of 109.875% of the principal amount, plus accrued and unpaid interest to the redemption date, with the net cash proceeds of a sale of Equity Interests (other than Disqualified Stock) of UbiquiTel or a contribution to UbiquiTel’s common equity capital; provided that:

(1) at least 65% of the aggregate principal amount of notes previously issued under the indenture (excluding notes held by UbiquiTel and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and

(2) the redemption occurs within 45 days of the date of the closing of such sale of Equity Interests or contribution.

Except pursuant to the preceding paragraph, the notes will not be redeemable at UbiquiTel’s option prior to March 1, 2007.

On or after March 1, 2007, UbiquiTel may redeem all or a part of the notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest on the notes redeemed to the applicable redemption date, if redeemed during the twelve-month period beginning on March 1 of the years indicated below, subject to the rights of holders of notes on the relevant record date to receive interest on the relevant interest payment date:

Year	Percentage

2007	107.406%
2008	104.938%
2009	102.469%
2010 and thereafter	100.000%

Unless UbiquiTel defaults in the payment of the redemption price, interest will cease to accrue on the notes or portions thereof called for redemption on the applicable redemption date.

Mandatory Redemption

UbiquiTel is not required to make mandatory redemption or sinking fund payments with respect to the notes.

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, each holder of notes will have the right to require UbiquiTel to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000) of that holder’s notes pursuant to a Change of Control Offer on the terms set forth in the indenture. In the Change of Control Offer, UbiquiTel will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest on the notes repurchased to the date of purchase, subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date. Within ten days following any Change of Control, UbiquiTel will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice. UbiquiTel will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, UbiquiTel will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such compliance.

On the Change of Control Payment Date, UbiquiTel will, to the extent lawful:

(1) accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

(2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

(3) deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being purchased by UbiquiTel.

The paying agent will promptly mail to each holder of notes properly tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any. UbiquiTel will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

UbiquiTel will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer and purchases all notes properly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption has been given pursuant to the indenture as described above under the caption “— Optional Redemption,” unless and until there is a default in payment of the applicable redemption price.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of UbiquiTel and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require UbiquiTel to repurchase its notes as a result of a sale, transfer, conveyance or other disposition of less than all of the assets of UbiquiTel and its Subsidiaries taken as a whole to another Person or group may be uncertain.

Asset Sales

UbiquiTel will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) UbiquiTel or the Restricted Subsidiary, as the case may be, receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2) at least 75% of the consideration received in the Asset Sale by UbiquiTel or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following will be deemed to be cash:

(a) any liabilities, as shown on UbiquiTel’s most recent consolidated balance sheet, of UbiquiTel or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any Guarantee) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases UbiquiTel or such Restricted Subsidiary from further liability;

(b) any securities, notes or other obligations received by UbiquiTel or any such Restricted Subsidiary from such transferee that are contemporaneously, subject to ordinary settlement periods, converted by UbiquiTel or such Restricted Subsidiary into cash, to the extent of the cash received in that conversion; and

(c) any stock or assets of the kind referred to in clauses (2) or (4) of the next paragraph of this covenant.

Within 360 days after the receipt of any Net Proceeds from an Asset Sale, UbiquiTel or the applicable Restricted Subsidiary, as the case may be, may apply such Net Proceeds:

(1) to repay Indebtedness incurred pursuant to clause (1) of the definition of “Permitted Debt” (and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto);

(2) to acquire all or substantially all of the assets of, or any Capital Stock of, another Permitted Business, if, after giving effect to any such acquisition of Capital Stock, the Permitted Business is or becomes a Restricted Subsidiary of UbiquiTel;

(3) to make a capital expenditure; or

(4) to acquire other assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business.

Pending the final application of any Net Proceeds, UbiquiTel may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the indenture.

Any Net Proceeds from Asset Sales that are not applied or invested as provided in the second paragraph of this covenant will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $10.0 million, within 30 days thereof, UbiquiTel will make an Asset Sale Offer (on the terms set forth in the indenture) to all holders of notes, and all holders of other Indebtedness that is pari passu with the notes containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds of sales of assets, to purchase the maximum principal amount of notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount plus accrued and unpaid interest to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, UbiquiTel may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the notes and such other pari passu Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

UbiquiTel will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale or Asset Sale Offer provisions of the indenture, UbiquiTel will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale or Asset Sale Offer provisions of the indenture by virtue of such compliance.

Selection and Notice

If less than all of the notes are to be redeemed or purchased in an offer to purchase at any time, the trustee will select notes for redemption or purchase on a pro rata basis unless otherwise required by law or applicable stock exchange requirements.

Notes and portions of notes selected will be in amounts of $1,000 or whole multiples of $1,000, except that if all of the notes of a holder are to be redeemed or purchased, the entire outstanding amount of notes held by such holder, even if not a multiple of $1,000, shall be redeemed or purchased. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. Notices of redemption may not be conditional.

If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder of notes upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. Unless UbiquiTel defaults in making the redemption payment, interest ceases to accrue on notes or portions of notes called for redemption on and after the redemption date.

Certain Covenants

Restricted Payments

UbiquiTel will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any other payment or distribution on account of UbiquiTel’s Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving UbiquiTel) or to the direct or indirect holders of UbiquiTel’s Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of UbiquiTel);

(2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving UbiquiTel) any Equity Interests of UbiquiTel or any direct or indirect parent of UbiquiTel;

(3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, any Indebtedness of UbiquiTel or any Guarantor that is contractually subordinated to the notes or to any Guarantee (excluding any intercompany Indebtedness between or among UbiquiTel and any of its Restricted Subsidiaries), except a payment of interest or principal at the Stated Maturity thereof; or

(4) make any Restricted Investment

(all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(1) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(2) UbiquiTel would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable two-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Debt to Cash Flow Ratio test set forth in the first paragraph of the covenant described below under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock;” and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by UbiquiTel and its Restricted Subsidiaries since the date of the indenture (excluding Restricted Payments permitted by clauses (1) — (3) and (5) — (7) of the next succeeding paragraph), is less than the sum, without duplication, of:

(a) 100% of the Consolidated Cash Flow of UbiquiTel for the period (taken as one accounting period) from January 1, 2004 to the end of UbiquiTel’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment less the product of 1.5 times UbiquiTel’s Consolidated Interest Expense for the same period; plus

(b) 100% of the aggregate net cash proceeds received by UbiquiTel since the date of the indenture as a contribution to its common equity capital or from the issue or sale of Equity Interests of UbiquiTel (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of UbiquiTel that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of UbiquiTel); plus

(c) to the extent that any Restricted Investment that was made after the date of the indenture is sold for cash or otherwise liquidated or repaid for cash, the lesser of (i) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (ii) the initial amount of such Restricted Investment; plus

(d) to the extent that any Unrestricted Subsidiary of UbiquiTel designated as such after the date of the indenture is redesignated as a Restricted Subsidiary after the date of the indenture, the lesser of (i) the Fair Market Value of UbiquiTel’s Investment in such Subsidiary as of the date of such redesignation or (ii) such Fair Market Value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary after the date of the indenture; plus

(e) 50% of any dividends received by UbiquiTel or a Restricted Subsidiary of UbiquiTel that is a Guarantor after the date of the indenture from an Unrestricted Subsidiary of UbiquiTel, to the extent that such dividends were not otherwise included in the Consolidated Net Income of UbiquiTel for such period.

The preceding provisions will not prohibit:

(1) the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or redemption payment would have complied with the provisions of the indenture;

(2) the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of UbiquiTel) of, Equity Interests of UbiquiTel (other than Disqualified Stock) or from the substantially concurrent contribution of common equity capital to UbiquiTel; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from clause (3)(b) of the preceding paragraph;

(3) the repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of UbiquiTel or any Guarantor that is contractually subordinated to the notes or to any Guarantee with the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness;

(4) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of UbiquiTel, UbiquiTel Inc. or any Restricted Subsidiary of UbiquiTel held by any current or former officer, director or employee of UbiquiTel or any of its Restricted Subsidiaries pursuant to any equity subscription agreement, stock option agreement, shareholders’ agreement or similar agreement (or the payment of a dividend or other distribution to UbiquiTel Inc. for such purpose); provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $500,000 in any twelve-month period;

(5) the repurchase of Equity Interests deemed to occur upon the exercise of stock options to the extent such Equity Interests represent a portion of the exercise price of those stock options;

(6) the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of UbiquiTel or any Restricted Subsidiary of UbiquiTel issued on or after the date of the indenture in accordance with the Debt to Cash Flow Ratio test described below under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock;”

(7) Permitted Payments to Parent; and

(8) additional Restricted Payments in an aggregate amount not to exceed $25.0 million.

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by UbiquiTel or such

Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any assets or securities that are required to be valued by this covenant will be determined by the Board of Directors of UbiquiTel whose resolution with respect thereto shall be delivered to the trustee. The Board of Directors’ determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the Fair Market Value exceeds $5.0 million.

Incurrence of Indebtedness and Issuance of Preferred Stock

UbiquiTel will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and UbiquiTel will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that UbiquiTel may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and UbiquiTel’s Restricted Subsidiaries that are Guarantors may incur Indebtedness (including Acquired Debt) or issue preferred stock, if, after giving pro forma effect thereto (including a pro forma application of the net proceeds therefrom), UbiquiTel’s Debt to Cash Flow Ratio immediately preceding the incurrence of such additional Indebtedness or the issuance of such Disqualified Stock or preferred stock, as the case may be, would have been no greater than 7.0 to 1.

The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1) the incurrence by UbiquiTel and any of its Restricted Subsidiaries of additional Indebtedness and letters of credit in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of UbiquiTel and its Restricted Subsidiaries thereunder), including all Permitted Refinancing Indebtedness incurred to extend, renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (1), not to exceed 1.5 times UbiquiTel’s Annualized Consolidated Cash Flow for the most recently ended two full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred;

(2) the incurrence by UbiquiTel and its Restricted Subsidiaries of the Existing Indebtedness;

(3) the incurrence by UbiquiTel and the Guarantors of Indebtedness represented by the notes and the related Guarantees to the extent set forth in the indenture;

(4) the incurrence by UbiquiTel or any of the Guarantors of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement of property, plant or equipment used in the business of UbiquiTel or any of its Restricted Subsidiaries, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (4), not to exceed $10.0 million at any time outstanding;

(5) the incurrence by UbiquiTel or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to extend, renew, refund, refinance, replace, defease or discharge, any Indebtedness (other than intercompany Indebtedness) that was permitted by the indenture to be incurred under the first paragraph of this covenant or clause (1), (2), (3), (4) or (5) of this paragraph;

(6) the incurrence by UbiquiTel or any of its Restricted Subsidiaries of intercompany Indebtedness between or among UbiquiTel and any of its Restricted Subsidiaries; provided, however, that:

(a) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than UbiquiTel or a Restricted Subsidiary of UbiquiTel and

(b) any sale or other transfer of any such Indebtedness to a Person that is not either UbiquiTel or a Restricted Subsidiary of UbiquiTel,

will be deemed, in each case, to constitute an incurrence of such Indebtedness by UbiquiTel or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7) the issuance by any of UbiquiTel’s Restricted Subsidiaries to UbiquiTel or to any of its Restricted Subsidiaries of shares of preferred stock; provided, however, that:

(a) any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than UbiquiTel or a Restricted Subsidiary of UbiquiTel; and

(b) any sale or other transfer of any such preferred stock to a Person that is not either UbiquiTel or a Restricted Subsidiary of UbiquiTel,

will be deemed, in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that was not permitted by this clause (7);

(8) the incurrence by UbiquiTel or any of its Restricted Subsidiaries of Hedging Obligations in the ordinary course of business;

(9) the guarantee by UbiquiTel or any of the Guarantors of Indebtedness of UbiquiTel or a Restricted Subsidiary of UbiquiTel that was permitted to be incurred by another provision of this covenant; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the notes, then the guarantee shall be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed;

(10) the incurrence by UbiquiTel or any of its Restricted Subsidiaries of Indebtedness in respect of workers’ compensation claims, self-insurance obligations, bankers’ acceptances, performance and surety bonds in the ordinary course of business; and

(11) the incurrence by UbiquiTel or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five business days.

UbiquiTel will not incur, and will not permit any Guarantor to incur, any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of UbiquiTel or such Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the notes and the applicable Guarantee on substantially identical terms; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of UbiquiTel solely by virtue of being unsecured or by virtue of being secured on a first or junior Lien basis.

For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (11) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, UbiquiTel will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant. The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant; provided, in each such case, that the amount of any such accrual, accretion or payment is included in Consolidated Interest Expense of UbiquiTel as accrued. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that UbiquiTel or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

The amount of any Indebtedness outstanding as of any date will be:

(1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2) the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(3) in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(a) the Fair Market Value of such assets at the date of determination; and

(b) the amount of the Indebtedness of the other Person.

Liens

UbiquiTel will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind on any asset now owned or hereafter acquired, except Permitted Liens.

Dividend and Other Payment Restrictions Affecting Subsidiaries

UbiquiTel will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock to UbiquiTel or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to UbiquiTel or any of its Restricted Subsidiaries;

(2) make loans or advances to UbiquiTel or any of its Restricted Subsidiaries; or

(3) sell, lease or transfer any of its properties or assets to UbiquiTel or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1) agreements governing Existing Indebtedness as in effect on the date of the indenture and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the date of the indenture;

(2) agreements or instruments governing Indebtedness incurred pursuant to clause (1) of the definition of “Permitted Debt” so long as either (a) the encumbrances and restrictions contained therein do not impair the ability of any Restricted Subsidiary of UbiquiTel to pay dividends or make any other distributions or payments directly or indirectly to UbiquiTel in an amount sufficient to permit UbiquiTel to pay the principal of, or interest and premium on, the notes, or (b) the encumbrances or restrictions contained therein are no more restrictive, taken as a whole, than those contained in the notes and the indenture;

(3) the indenture, the notes and the Guarantees;

(4) applicable law, rule, regulation or order;

(5) any instrument governing Indebtedness or Capital Stock of a Person acquired by UbiquiTel or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred;

(6) customary non-assignment provisions in contracts and licenses entered into in the ordinary course of business;

(7) purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (3) of the preceding paragraph;

(8) any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending the sale or other disposition;

(9) Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(10) Liens permitted to be incurred under the provisions of the covenant described above under the caption “— Liens” that limit the right of the debtor to dispose of the assets subject to such Liens;

(11) provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements entered into with the approval of UbiquiTel’s Board of Directors, which limitation is applicable only to the assets that are the subject of such agreements; and

(12) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

Merger, Consolidation or Sale of Assets

UbiquiTel will not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not UbiquiTel is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of UbiquiTel and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(1) either: (a) UbiquiTel is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than UbiquiTel) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

(2) the Person formed by or surviving any such consolidation or merger (if other than UbiquiTel) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of UbiquiTel under the notes and the indenture pursuant to agreements reasonably satisfactory to the trustee;

(3) immediately after such transaction, no Default or Event of Default exists; and

(4) UbiquiTel or the Person formed by or surviving any such consolidation or merger (if other than UbiquiTel), or to which such sale, assignment, transfer, conveyance or other disposition has been made, would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable two-quarter period, have a Debt to Cash Flow Ratio no higher than UbiquiTel’s Debt to Cash Flow Ratio immediately prior to such transaction.

In addition, UbiquiTel will not, directly or indirectly, lease all or substantially all of the properties and assets of it and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to any other Person.

This “Merger, Consolidation or Sale of Assets” covenant will not apply to:

(1) a merger of UbiquiTel with an Affiliate solely for the purpose of reincorporating UbiquiTel in another jurisdiction; or

(2) any consolidation or merger, or any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among UbiquiTel and its Restricted Subsidiaries.

Transactions with Affiliates

UbiquiTel will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of UbiquiTel (each, an “Affiliate Transaction”), unless:

(1) the Affiliate Transaction is on terms that are no less favorable to UbiquiTel or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by UbiquiTel or such Restricted Subsidiary with an unrelated Person; and

(2) UbiquiTel delivers to the trustee, with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, a determination by the Board of Directors of UbiquiTel set forth in an officers’ certificate certifying that such Affiliate Transaction complies with clause (1) of this covenant.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1) any employment agreement, employee benefit plan, officer or director indemnification agreement or any similar arrangement entered into by UbiquiTel or any of its Restricted Subsidiaries in the ordinary course of business and payments pursuant thereto;

(2) transactions between or among UbiquiTel and/or its Restricted Subsidiaries;

(3) transactions with a Person (other than an Unrestricted Subsidiary of UbiquiTel) that is an Affiliate of UbiquiTel solely because UbiquiTel owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(4) payment of reasonable directors’ fees to Persons who are not otherwise Affiliates of UbiquiTel;

(5) any issuance of Equity Interests (other than Disqualified Stock) of UbiquiTel to Affiliates of UbiquiTel;

(6) Restricted Payments that do not violate the provisions of the indenture described above under the caption “— Restricted Payments;” and

(7) Permitted Payments to Parent.

Business Activities

UbiquiTel will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than Permitted Businesses, except to such extent as would not be material to UbiquiTel and its Restricted Subsidiaries taken as a whole.

Additional Guarantees

If UbiquiTel or any of its Restricted Subsidiaries acquires or creates another Domestic Restricted Subsidiary after the date of the indenture, then that newly acquired or created Domestic Restricted Subsidiary will become a Guarantor and execute a supplemental indenture and deliver an opinion of counsel satisfactory to the trustee within 10 business days of the date on which it was acquired or created; provided that any Domestic Restricted Subsidiary that constitutes an Immaterial Subsidiary need not become a Guarantor until such time as it ceases to be an Immaterial Subsidiary.

Designation of Restricted and Unrestricted Subsidiaries

The Board of Directors of UbiquiTel may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by UbiquiTel and its Restricted Subsidiaries in the Subsidiary designated as Unrestricted will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the covenant described above under the caption “— Restricted Payments” or under one or more clauses of the definition of Permitted Investments, as determined by UbiquiTel. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of UbiquiTel may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default.

Any designation of a Subsidiary of UbiquiTel as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of a resolution of the Board of Directors giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “— Restricted Payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of UbiquiTel as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock,” UbiquiTel will be in default of such covenant. The Board of Directors of UbiquiTel may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of UbiquiTel; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of UbiquiTel of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the two-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

Payments for Consent

UbiquiTel will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless such consideration is offered to be paid and is paid to all holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports

Whether or not required by the rules and regulations of the SEC, so long as any notes are outstanding, UbiquiTel will furnish to the holders of notes or cause the trustee to furnish to the holders of notes, within the time periods specified in the SEC’s rules and regulations:

(1) all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if UbiquiTel were required to file such reports; and

(2) all current reports that would be required to be filed with the SEC on Form 8-K if UbiquiTel were required to file such reports.

All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. Each annual report on Form 10-K will include a report on UbiquiTel’s consolidated financial statements by UbiquiTel’s independent registered public accounting firm. In addition, UbiquiTel will file a copy of each of the reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the rules and regulations applicable to such reports

(unless the SEC will not accept such a filing) and will post the reports on its website within those time periods.

If, at any time, UbiquiTel is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, UbiquiTel will nevertheless continue filing the reports specified in the preceding paragraphs of this covenant with the SEC within the time periods specified above unless the SEC will not accept such a filing. UbiquiTel will not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept UbiquiTel’s filings for any reason, UbiquiTel will post the reports referred to in the preceding paragraphs on its website within the time periods that would apply if UbiquiTel were required to file those reports with the SEC.

If UbiquiTel has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraphs will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of UbiquiTel and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of UbiquiTel.

In addition, UbiquiTel and the Guarantor agree that, for so long as any notes remain outstanding, if at any time they are not required to file with the SEC the reports required by the preceding paragraphs, they will furnish to the holders of notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Notwithstanding the foregoing, if the Controlling Shareholder executes and delivers to the trustee a Controlling Shareholder Guarantee, the reports and other information required by this covenant may instead be those filed with the SEC by the Controlling Shareholder and furnished with respect to the Controlling Shareholder without including the condensed consolidating footnote contemplated by Rule 3-10 of Regulation S-X promulgated under the Securities Act.

Events of Default and Remedies

Each of the following is an “Event of Default”:

(1) default for 30 days in the payment when due of interest on the notes;

(2) default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, on, the notes;

(3) failure by UbiquiTel or any of its Restricted Subsidiaries to comply with the provisions described under the captions “— Repurchase at the Option of Holders — Change of Control,” “— Repurchase at the Option of Holders — Asset Sales,” “— Certain Covenants — Restricted Payments,” “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock” or “— Certain Covenants — Merger, Consolidation or Sale of Assets;”

(4) failure by UbiquiTel or any of its Restricted Subsidiaries for 60 days after notice to UbiquiTel by the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding voting as a single class to comply with any of the other agreements in the indenture;

(5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by UbiquiTel or any of its Restricted Subsidiaries (or the payment of which is guaranteed by UbiquiTel or any of its Restricted Subsidiaries), whether such Indebtedness or guarantee now exists, or is created after the date of the indenture, if that default:

(a) is caused by a failure to pay principal of, or interest or premium, on, such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(b) results in the acceleration of such Indebtedness prior to its express maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $7.5 million or more;

(6) failure by UbiquiTel or any of its Restricted Subsidiaries to pay final judgments entered by a court or courts of competent jurisdiction aggregating in excess of $7.5 million, which judgments are not paid, discharged or stayed for a period of 60 days;

(7) except as permitted by the indenture, any Guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Guarantor, or any Person acting on behalf of any Guarantor, denies or disaffirms its obligations under its Guarantee; and

(8) certain events of bankruptcy or insolvency described in the indenture with respect to UbiquiTel or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary.

In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to UbiquiTel, any Restricted Subsidiary of UbiquiTel that is a Significant Subsidiary or any group of Restricted Subsidiaries of UbiquiTel that, taken together, would constitute a Significant Subsidiary, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the then outstanding notes may declare all the notes to be due and payable immediately.

Subject to certain limitations, holders of a majority in aggregate principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal, interest or premium.

Subject to the provisions of the indenture relating to the duties of the trustee, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any holders of notes unless such holders have offered to the trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, or interest when due, no holder of a note may pursue any remedy with respect to the indenture or the notes unless:

(1) such holder has previously given the trustee notice that an Event of Default is continuing;

(2) holders of at least 25% in aggregate principal amount of the then outstanding notes have requested that the trustee pursue the remedy;

(3) such holders have offered the trustee reasonable security or indemnity against any loss, liability or expense;

(4) the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5) holders of a majority in aggregate principal amount of the then outstanding notes have not given the trustee a direction inconsistent with such request within such 60-day period.

The holders of a majority in aggregate principal amount of the then outstanding notes by notice to the trustee may, on behalf of the holders of all of the notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest or premium on, or the principal of, the notes.

In the case of any Event of Default occurring on or after March 1, 2007 by reason of any willful action (or inaction) taken (or not taken) by or on behalf of UbiquiTel with the intention of avoiding payment of the premium that UbiquiTel would have had to pay if UbiquiTel then had elected to redeem the notes pursuant to the optional redemption provisions of the indenture, an equivalent premium will also become and be immediately due and payable to the extent permitted by law upon the acceleration of the notes. If an Event of Default occurs prior to March 1, 2007, by reason of any willful action (or inaction) taken (or not taken) by or on behalf of UbiquiTel with the intention of avoiding the prohibition on redemption of the notes prior to March 1, 2007, then an additional premium specified in the indenture will also become and be immediately due and payable to the extent permitted by law upon the acceleration of the notes.

UbiquiTel is required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, UbiquiTel is required to deliver to the trustee a statement specifying such Default or Event of Default and what action UbiquiTel is taking or proposes to take with respect thereto.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of UbiquiTel or any Guarantor, as such, will have any liability for any obligations of UbiquiTel or the Guarantors under the notes, the indenture or the Guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

UbiquiTel may at any time, at the option of its Board of Directors evidenced by a resolution set forth in an officers’ certificate, elect to have all of its obligations discharged with respect to the outstanding notes and all obligations of the Guarantors discharged with respect to their Guarantees (“Legal Defeasance”) except for:

(1) the rights of holders of outstanding notes to receive payments in respect of the principal of, or interest or premium on, such notes when such payments are due from the trust referred to below;

(2) UbiquiTel’s obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the trustee, and UbiquiTel’s and the Guarantors’ obligations in connection therewith; and

(4) the Legal Defeasance and Covenant Defeasance provisions of the indenture.

In addition, UbiquiTel may, at its option and at any time, elect to have the obligations of UbiquiTel and the Guarantors released with respect to certain covenants (including its obligation to make Change of Control Offers and Asset Sale Offers) that are described in the indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under the caption “— Events of Default and Remedies” will no longer constitute an Event of Default with respect to the notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) UbiquiTel must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, and interest and premium on, the outstanding notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and UbiquiTel must specify whether the notes are being defeased to such stated date for payment or to a particular redemption date;

(2) in the case of Legal Defeasance, UbiquiTel must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) UbiquiTel has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, UbiquiTel must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which UbiquiTel or any Guarantor is a party or by which UbiquiTel or any Guarantor is bound;

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the indenture) to which UbiquiTel or any of its Subsidiaries is a party or by which UbiquiTel or any of its Subsidiaries is bound;

(6) UbiquiTel must deliver to the trustee an officers’ certificate stating that the deposit was not made by UbiquiTel with the intent of preferring the holders of notes over the other creditors of UbiquiTel with the intent of defeating, hindering, delaying or defrauding any creditors of UbiquiTel or others; and

(7) UbiquiTel must deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the indenture, the notes and the Guarantees may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing Default or Event of Default (other than a Default or Event of Default in the payment of principal of, premium or interest on, the notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of the indenture, the notes or the Guarantees may be waived with the consent of the holders of a majority in aggregate principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

Without the consent of each holder of notes affected, an amendment, supplement or waiver may not (with respect to any notes held by a non-consenting holder):

(1) reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes (other than provisions relating to the covenants described above under the caption “— Repurchase at the Option of Holders”);

(3) reduce the rate of or change the time for payment of interest, including default interest, on any note;

(4) waive a Default or Event of Default in the payment of principal of, or interest or premium on, the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the then outstanding notes and a waiver of the payment default that resulted from such acceleration);

(5) make any note payable in money other than that stated in the notes;

(6) make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of notes to receive payments of principal of, or interest or premium on, the notes;

(7) waive a redemption payment with respect to any note (other than a payment required by one of the covenants described above under the caption “— Repurchase at the Option of Holders”);

(8) release any Guarantor from any of its obligations under its Guarantee or the indenture, except in accordance with the terms of the indenture; or

(9) make any change in the preceding amendment and waiver provisions.

Notwithstanding the preceding, without the consent of any holder of notes, UbiquiTel, the Guarantors and the trustee may amend or supplement the indenture, the notes and the Guarantees:

(1) to cure any ambiguity, defect or inconsistency;

(2) to provide for uncertificated notes in addition to or in place of certificated notes;

(3) to provide for the assumption of UbiquiTel’s or a Guarantor’s obligations under the indenture, the notes and the Guarantees in the case of a merger or consolidation or sale of all or substantially all of UbiquiTel’s or such Guarantor’s assets;

(4) to make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect the legal rights under the indenture of any such holder;

(5) to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

(6) to conform the text of the indenture, the notes or the Guarantees to any provision of the “Description of Notes” section of UbiquiTel’s Offering Memorandum, dated February 19, 2004, relating to the initial offering of the notes to the extent that such provision in such “Description of Notes” section was intended to be a verbatim recitation of a provision of the indenture, the notes or the Guarantees;

(7) to provide for the issuance of additional notes in accordance with the limitations set forth in the indenture as of the date of the indenture; or

(8) to allow any Guarantor to execute a supplemental indenture and/or a Guarantee with respect to the notes.

Satisfaction and Discharge

The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

(1) either:

(a) all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to UbiquiTel, have been delivered to the trustee for cancellation; or

(b) all notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and UbiquiTel or any Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the notes not delivered to the trustee for cancellation for principal, premium and accrued interest to the date of maturity or redemption;

(2) no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which UbiquiTel or any Guarantor is a party or by which UbiquiTel or any Guarantor is bound;

(3) UbiquiTel or any Guarantor has paid or caused to be paid all sums payable by it under the indenture; and

(4) UbiquiTel has delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or on the redemption date, as the case may be.

In addition, UbiquiTel must deliver an officers’ certificate and an opinion of counsel reasonably satisfactory to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

If the trustee becomes a creditor of UbiquiTel or any Guarantor, the indenture limits the right of the trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee (if the indenture has been qualified under the Trust Indenture Act) or resign.

The holders of a majority in aggregate principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Depository Procedures

The notes were issued in global form, called global notes, without coupons.

The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them.

DTC has advised us and UbiquiTel that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

Investors in the global notes who are Participants may hold their interests therein directly through DTC. Investors in the global notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) that are Participants. Euroclear and Clearstream will hold interests in the global notes on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositories, which are Euroclear Bank S.A./N.V., as operator of Euroclear, and Citibank, N.A., as operator of Clearstream. All interests in a global note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a global note to such persons will be limited to that extent. Because DTC can act only on behalf of the Participants, which in turn act on behalf of the Indirect Participants, the ability of a person having beneficial interests in a global note to pledge such interests to persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Payments in respect of the principal of, and interest and premium, on, a global note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture. Under the terms of the indenture, UbiquiTel and the trustee will treat the persons in whose names the notes, including the global notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes.

DTC has advised us and UbiquiTel that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe that it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee, us, or UbiquiTel. None of us, UbiquiTel or the trustee will be liable for any delay by DTC or any of the Participants or the Indirect Participants in identifying the beneficial owners of the notes, and we, UbiquiTel and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Subject to transfer restrictions, transfers between the Participants will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures. Subject to compliance with the transfer restrictions applicable to the notes described herein, cross-market transfers between the Participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by their respective depositaries; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC will take any action permitted to be taken by a holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the global notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an event of default under the notes, DTC reserves the right to exchange the global notes for legended notes in certificated form, and to distribute such notes to its Participants.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the global notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. None of us, UbiquiTel, the trustee or any of our or their respective agents or affiliates will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A global note is exchangeable for certificated notes if:

(1) UbiquiTel delivers to the trustee notice from DTC that it is unwilling or unable to continue to act as depositary for the global notes or that it is no longer a clearing agency registered under the Exchange Act and, in either case, UbiquiTel fails to appoint a successor depositary within 120 days after the date of such notice from DTC;

(2) UbiquiTel in its sole discretion determines that the global notes (in whole but not in part) should be exchanged for definitive notes and delivers written notice to such effect to the trustee; or

(3) there has occurred and is continuing a Default or Event of Default with respect to the notes.

In addition, beneficial interests in a global note may be exchanged for certificated notes upon prior written notice given to the trustee by or on behalf of DTC in accordance with the indenture. In all cases, certificated notes delivered in exchange for any global note or beneficial interests in global notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) and will bear the applicable restrictive legend unless that legend is not required by applicable law.

Same Day Settlement and Payment

UbiquiTel will make payments in respect of the notes represented by the global notes (including principal and premium and interest, if any) by wire transfer of immediately available funds to the accounts specified by DTC or its nominee. UbiquiTel will make all payments of principal, interest and premium, with respect to certificated notes by wire transfer of immediately available funds to the accounts specified by the holders of the certificated notes or, if no such account is specified, by mailing a check to each such holder’s registered address.

Certain Definitions

Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all defined terms used therein, as well as any other capitalized terms used herein for which no definition is provided.

“Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Annualized Consolidated Cash Flow” of any specified Person as of any date of determination means two times the Consolidated Cash Flow of such Person for the most recently ended two-quarter period for which internal financial statements are available.

“Asset Sale” means:

(1) the sale, lease, conveyance or other disposition of any assets or rights; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of UbiquiTel and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption “— Repurchase at the Option of Holders — Change of Control” and/or the provisions described above under the caption “— Certain Covenants — Merger, Consolidation or Sale of Assets” and not by the provisions of the Asset Sale covenant; and

(2) the issuance of Equity Interests in any of UbiquiTel’s Restricted Subsidiaries or the sale of Equity Interests in any of its Subsidiaries.

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(1) any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $2.0 million;

(2) a transfer of assets between or among UbiquiTel and its Restricted Subsidiaries;

(3) an issuance of Equity Interests by a Restricted Subsidiary of UbiquiTel to UbiquiTel or to a Restricted Subsidiary of UbiquiTel;

(4) the sale or lease of products, services or accounts receivable in the ordinary course of business and any sale or other disposition of damaged, worn-out or obsolete assets in the ordinary course of business;

(5) the sale or other disposition of cash or Cash Equivalents;

(6) a Restricted Payment that does not violate the covenant described above under the caption “— Certain Covenants — Restricted Payments” or a Permitted Investment; and

(7) any transfer or sale of assets to the Controlling Shareholder or any direct or indirect Subsidiary of the Controlling Shareholder.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2) with respect to a partnership, the Board of Directors of the general partner of the partnership;

(3) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(4) with respect to any other Person, the board or committee of such Person serving a similar function.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means:

(1) United States dollars;

(2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than six months from the date of acquisition;

(3) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of “B” or better;

(4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper having one of the two highest ratings obtainable from Moody’s Investors Service, Inc. or Standard & Poor’s Rating Services and, in each case, maturing within six months after the date of acquisition; and

(6) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

“Change of Control” means the occurrence of any of the following events:

(1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of UbiquiTel and its Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d) of the Exchange Act) other than a Permitted Holder;

(2) the adoption of a plan relating to the liquidation or dissolution of UbiquiTel;

(3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as defined above) other than a Permitted Holder becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of UbiquiTel, measured by voting power rather than number of shares;

(4) the first day on which a majority of the members of the Board of Directors of UbiquiTel are not Continuing Directors; or

(5) the first day on which UbiquiTel Inc. (or its successor) ceases to own 100% of the outstanding Equity Interests of UbiquiTel, other than by reason of a merger or consolidation of UbiquiTel with UbiquiTel Inc. (or its successor).

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

(1) an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

(2) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(3) the Consolidated Interest Expense of such Person and its Restricted Subsidiaries for such period, to the extent that such Consolidated Interest Expense was deducted in computing such Consolidated Net Income; plus

(4) depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; minus

(5) non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business,

in each case, on a consolidated basis and determined in accordance with GAAP.

Notwithstanding the preceding, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash expenses of, a Restricted Subsidiary of UbiquiTel will be added to Consolidated Net Income to compute Consolidated Cash Flow of UbiquiTel only to the extent that a corresponding amount would be permitted at the date of determination to be dividended to UbiquiTel by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

“Consolidated Indebtedness” means, with respect to any specified Person as of any date of determination, the sum, without duplication, of:

(1) the total amount of Indebtedness of such Person and its Restricted Subsidiaries; plus

(2) the total amount of Indebtedness of any other Person, to the extent that such Indebtedness has been Guaranteed by the referent Person or one or more of its Restricted Subsidiaries; plus

(3) the aggregate liquidation value of all Disqualified Stock of such Person and any of its Restricted Subsidiaries that have Guaranteed the Indebtedness of such Person and all preferred stock of the Restricted Subsidiaries of such Person, in each case, on a consolidated basis and determined in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates; plus

(2) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

(4) the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of UbiquiTel (other than Disqualified Stock) or to UbiquiTel or a Restricted Subsidiary of UbiquiTel, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

(2) the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

(3) the cumulative effect of a change in accounting principles will be excluded; and

(4) notwithstanding clause (1) above, the Net Income of any Unrestricted Subsidiary will be excluded, whether or not distributed to the specified Person or one of its Subsidiaries.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of UbiquiTel who:

(1) was a member of such Board of Directors on the date of the indenture; or

(2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

“Controlling Shareholder” means any person (as such term is used in Sections 13(d) and 14(d) of the Exchange Act and the regulations thereunder), other than the Parent and any direct or indirect Subsidiary of the Parent, who is or becomes the Beneficial Owner, directly or indirectly, of more than 50% of the total voting stock or total common equity of UbiquiTel.

“Controlling Shareholder Guarantee” means an unconditional guarantee by a Controlling Shareholder, on a senior unsecured basis, of all monetary obligations of UbiquiTel under the indenture and any outstanding notes.

“Debt to Cash Flow Ratio” means, with respect to any specified Person as of any date of determination, the ratio of (a) the Consolidated Indebtedness of such Person as of such date to (b) the Annualized Consolidated Cash Flow of such Person for the two most recent full fiscal quarters for which internal financial statements are available prior to such date of determination, determined on a pro forma basis after giving effect to all acquisitions or dispositions of assets made by such Person and its Restricted Subsidiaries from the beginning of such two-quarter period through and including such date of determination (including any related financing transactions) as if such acquisitions and dispositions (and related financing transactions) had occurred at the beginning of such two-quarter period.

In addition, for purposes of calculating the Debt to Cash Flow Ratio:

(1) acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations, or any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including increases in ownership of Restricted Subsidiaries, during the two-quarter reference period or subsequent to such reference period and on or prior to the date on which the event for which the calculation of the Debt to Cash Flow Ratio is made (the “Calculation Date”) will be given pro forma effect (determined in good faith on a reasonable basis in accordance with Regulation S-X under the Securities Act by a responsible financial or accounting officer of the specified person) as if they had occurred on the first day of the two-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated without giving effect to clause (3) of the proviso set forth in the definition of Consolidated Net Income;

(2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

(3) any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such two-quarter period; and

(4) any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such two-quarter period.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require UbiquiTel to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that UbiquiTel may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “— Certain Covenants — Restricted Payments.” The amount of Disqualified Stock deemed to be outstanding at any time for purposes of the indenture will be the maximum amount that UbiquiTel and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“Domestic Restricted Subsidiary” means any Restricted Subsidiary of UbiquiTel that was formed under the laws of the United States or any state of the United States or the District of Columbia or that guarantees or otherwise provides direct credit support for any Indebtedness of UbiquiTel.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Existing Indebtedness” means Indebtedness of UbiquiTel and its Subsidiaries in existence on the date of the indenture, until such amounts are repaid.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors of UbiquiTel (unless otherwise provided in the indenture).

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

“guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

“Guarantee” means a guarantee of the notes by a Guarantor in accordance with the indenture.

“Guarantor” means each of:

(1) UbiquiTel Inc.; and

(2) any Subsidiary of UbiquiTel that executes a Guarantee in accordance with the provisions of the indenture,

and their respective successors and assigns, in each case, until the Guarantee of such Person has been released in accordance with the provisions of the indenture.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(2) other agreements or arrangements designed to manage interest rates or interest rate risk; and

(3) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.

“Immaterial Subsidiary” means, as of any date, any Restricted Subsidiary whose total assets, as of that date, are less than $100,000 and whose total revenues for the most recent 12-month period do not exceed $100,000; provided that a Restricted Subsidiary will not be considered to be an Immaterial Subsidiary if it, directly or indirectly, guarantees or otherwise provides direct credit support for any Indebtedness of UbiquiTel.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

(1) in respect of borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3) in respect of banker’s acceptances;

(4) representing Capital Lease Obligations;

(5) representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed; or

(6) representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If UbiquiTel or any Restricted Subsidiary of UbiquiTel sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of UbiquiTel such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of UbiquiTel, UbiquiTel will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of UbiquiTel’s Investments in such Restricted Subsidiary that were not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “— Certain Covenants — Restricted Payments.” The acquisition by UbiquiTel or any Restricted Subsidiary of UbiquiTel of a Person that holds an Investment in a third Person will be deemed to be an Investment by UbiquiTel or such Restricted Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption “— Certain Covenants — Restricted Payments.” Except as otherwise provided in the indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(1) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with: (a) any Asset Sale; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

(2) any extraordinary gain (but not loss), together with any related provision for taxes on such extraordinary gain (but not loss).

“Net Proceeds” means the aggregate cash proceeds received by UbiquiTel or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness (other than Indebtedness incurred pursuant to clause (1) of the definition of “Permitted Debt”) secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

“Non-Recourse Debt” means Indebtedness:

(1) as to which neither UbiquiTel nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

(2) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of UbiquiTel or any of its Restricted Subsidiaries to

declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity; and

(3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of UbiquiTel or any of its Restricted Subsidiaries.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Parent” means UbiquiTel Inc.

“Permitted Business” means the delivery or distribution of telecommunications, voice, data or video services, or any business or activity reasonably related or ancillary thereto.

“Permitted Holder” means:

(1) any issuer of Voting Stock issued to the holders of the voting stock of UbiquiTel or UbiquiTel Inc. in a merger or consolidation that, but for this definition, would constitute a Change of Control solely by virtue of clause (3) of the definition of Change of Control, if no “person” (as that term is used in Section 13(d) of the Exchange Act), other than another Permitted Holder, Beneficially Owns, directly or indirectly, more than 50% of the Voting Stock of such issuer, measured by voting power rather than number of shares;

(2) UbiquiTel Inc. (or its successor); and

(3) any wholly owned Subsidiary of any Permitted Holder described in clause (1) or (2) above.

“Permitted Investments” means:

(1) any Investment in UbiquiTel or in a Restricted Subsidiary of UbiquiTel that is a Guarantor;

(2) any Investment in Cash Equivalents;

(3) any Investment by UbiquiTel or any Restricted Subsidiary of UbiquiTel in a Person, if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary of UbiquiTel and a Guarantor; or

(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, UbiquiTel or a Restricted Subsidiary of UbiquiTel that is a Guarantor;

(4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales;”

(5) any acquisition of assets or Capital Stock solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of UbiquiTel;

(6) any Investments received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of UbiquiTel or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (B) litigation, arbitration or other disputes with Persons who are not Affiliates of UbiquiTel;

(7) Investments represented by Hedging Obligations;

(8) Investments in prepaid expenses, negotiable instruments held for collection, and lease, utility and workers’ compensation, performance and other similar deposits;

(9) loans or advances to employees made in the ordinary course of business of UbiquiTel or any Restricted Subsidiary of UbiquiTel in an aggregate principal amount not to exceed $1.0 million at any one time outstanding; and

(10) repurchases of the notes.

“Permitted Liens” means:

(1) Liens on assets of UbiquiTel or any of its Restricted Subsidiaries securing Indebtedness incurred pursuant to clause (1) of the definition of “Permitted Debt;”

(2) Liens in favor of UbiquiTel or the Guarantors;

(3) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with UbiquiTel or any Subsidiary of UbiquiTel; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with UbiquiTel or the Subsidiary;

(4) Liens on property (including Capital Stock) existing at the time of acquisition of the property by UbiquiTel or any Subsidiary of UbiquiTel; provided that such Liens were in existence prior to such acquisition, and not incurred in contemplation of such acquisition;

(5) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(6) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant entitled “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock” covering only the assets acquired with or financed by such Indebtedness;

(7) Liens existing on the date of the indenture;

(8) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(9) Liens imposed by law, such as carriers’, warehousemen’s, landlord’s and mechanics’ Liens, in each case, incurred in the ordinary course of business;

(10) survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(11) Liens, other than Liens securing Indebtedness for money borrowed, that may arise under UbiquiTel’s management and services agreements with Sprint Spectrum L.P. and its Affiliates;

(12) Liens for security for payment of workers’ compensation or other insurance or arising under workers’ compensation laws or similar legislation;

(13) Liens with respect to leasehold interests, mortgages, obligations, liens and other encumbrances incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner of the leased property, with or without the consent of the lessee, none of which materially impairs the use of any parcel of property material to the business of UbiquiTel and its Restricted Subsidiaries, taken as a whole, or the value of such property for the purpose of such business;

(14) Liens arising from leases, subleases, licenses or other similar rights that do not interfere with the ordinary course of the business of UbiquiTel and its Restricted Subsidiaries;

(15) Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit;

(16) Liens created for the benefit of (or to secure) the notes (or the Guarantees); and

(17) Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under the indenture; provided, however, that:

(a) the new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to such property or proceeds or distributions thereof); and

(b) the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount, or, if greater, committed amount, of the Permitted Refinancing Indebtedness and (y) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge.

“Permitted Payments to Parent” means, without duplication as to amounts:

(1) payments to UbiquiTel Inc. to permit UbiquiTel Inc. to pay reasonable accounting, legal and administrative expenses of UbiquiTel Inc. when due, in an aggregate amount not to exceed $500,000 per annum; and

(2) for so long as UbiquiTel is a member of a group filing a consolidated or combined tax return with UbiquiTel Inc., payments to UbiquiTel Inc. in respect of an allocable portion of the tax liabilities of such group that is attributable to UbiquiTel and its Subsidiaries (“Tax Payments”). The Tax Payments shall not exceed the lesser of (i) the amount of the relevant tax (including any penalties and interest) that UbiquiTel would owe if UbiquiTel were filing a separate tax return (or a separate consolidated or combined return with its Subsidiaries that are members of the consolidated or combined group), taking into account any carryovers and carrybacks of tax attributes (such as net operating losses) of UbiquiTel and such Subsidiaries from other taxable years and (ii) the net amount of the relevant tax that UbiquiTel Inc. actually owes to the appropriate taxing authority. Any Tax Payments received from UbiquiTel shall be paid over to the appropriate taxing authority within 30 days of UbiquiTel Inc.’s receipt of such Tax Payments or refunded to UbiquiTel.

“Permitted Refinancing Indebtedness” means any Indebtedness of UbiquiTel or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, renew, refund, refinance, replace, defease or discharge other Indebtedness of UbiquiTel or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness extended, renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith);

(2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, renewed, refunded, refinanced, replaced, defeased or discharged;

(3) if the Indebtedness being extended, renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the notes on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness being extended, renewed, refunded, refinanced, replaced, defeased or discharged; provided, however, that this clause (3) shall not apply to any Permitted Refinancing Indebtedness the proceeds of which are used to extend, renew, refund, refinance, replace, defease or discharge UbiquiTel’s 14% Senior Subordinated Discount Notes due 2010 if, immediately after giving effect thereto, UbiquiTel’s Senior Debt to Cash Flow Ratio is no greater than UbiquiTel’s Senior Debt to Cash Flow Ratio as of the date of the indenture; and

(4) such Indebtedness is incurred either by UbiquiTel or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, renewed, refunded, refinanced, replaced, defeased or discharged.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“Senior Debt to Cash Flow Ratio” means, with respect to any specified Person as of any date of determination, the ratio of (a) the Consolidated Indebtedness of such Person as of such date, excluding any such Indebtedness that by its terms is expressly subordinated in right of payment to the notes or any Guarantee, to (b) the Annualized Consolidated Cash Flow of such Person for the two most recent full fiscal quarters for which internal financial statements are available prior to such date of determination, determined on a pro forma basis after giving effect to all acquisitions or dispositions of assets made by such Person and its Restricted Subsidiaries from the beginning of such two-quarter period through and including such date of determination (including any related financing transactions) as if such acquisitions and dispositions (and related financing transactions) had occurred at the beginning of such two-quarter period.

In addition, for purposes of calculating the Senior Debt to Cash Flow Ratio:

(1) acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations, or any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including increases in ownership of Restricted Subsidiaries, during the two-quarter reference period or subsequent to such reference period and on or prior to the date on which the event for which the calculation of the Senior Debt to Cash Flow Ratio is made (the “Calculation Date”) will be given pro forma effect (determined in good faith on a reasonable basis in accordance with Regulation S-X under the Securities Act by a responsible financial or accounting officer of the specified person) as if they had occurred on the first day of the two-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated without giving effect to clause (3) of the proviso set forth in the definition of Consolidated Net Income;

(2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

(3) any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such two-quarter period; and

(4) any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such two-quarter period.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the indenture.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the date of the indenture, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Unrestricted Subsidiary” means any Subsidiary of UbiquiTel that is designated by the Board of Directors of UbiquiTel as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, but only to the extent that such Subsidiary:

(1) has no Indebtedness other than Non-Recourse Debt;

(2) except as permitted by the covenant described above under the caption “— Certain Covenants — Transactions with Affiliates,” is not party to any agreement, contract, arrangement or understanding with UbiquiTel or any Restricted Subsidiary of UbiquiTel unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to UbiquiTel or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of UbiquiTel;

(3) is a Person with respect to which neither UbiquiTel nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of UbiquiTel or any of its Restricted Subsidiaries.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.

LEGAL MATTERS

Jones Day will pass upon the validity of the guarantees. Jones Day will rely as to certain matters under Kansas law upon the opinion of Michael T. Hyde, Esq., our in-house counsel. As of October 18, 2006, Mr. Hyde beneficially owned 24,790 shares of our series 1 common stock, had options to purchase 72,941 shares of our series 1 common stock and had restricted stock units representing 5,077 shares of our series 1 common stock.

EXPERTS

The consolidated financial statements and financial statement schedule of Sprint Nextel Corporation and subsidiaries as of December 31, 2005 and 2004 and for the years ended December 31, 2005 and 2004, included in Sprint Nextel’s Current Report on Form 8-K filed September 18, 2006, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005, included in Sprint Nextel’s annual report on Form 10-K/A for the year ended December 31, 2005, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the consolidated financial statements and financial statement schedule refers to the adoption of FASB Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations, in the fourth quarter of 2005.

With respect to the unaudited interim financial information for the periods ended June 30, 2006 and 2005 and March 31, 2006 and 2005, incorporated by reference herein, KPMG LLP has reported that they applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports, included in Sprint Nextel’s quarterly report on Form 10-Q for the quarter ended June 30, 2006 and Sprint Nextel’s Current Report on Form 8-K filed September 18, 2006, and incorporated by reference herein, state that they did not audit and they do not express an opinion on the interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. The accountants are not subject to the liability provisions of Section 11 of the Securities Act of 1933 (the “1933 Act”) for their reports on the unaudited interim financial information because those reports are not a “report” or a “part” of the registration statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the 1933 Act.

The consolidated financial statements and financial statement schedule of Sprint Nextel Corporation (formerly Sprint Corporation) for the year ended December 31, 2003 included in its current report on Form 8-K filed September 18, 2006 have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their report thereon included therein and incorporated by reference herein. The consolidated financial statements and financial statement schedule are incorporated herein by reference in reliance on Ernst & Young LLP’s report given on their authority as experts in accounting and auditing.

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) of UbiquiTel Inc. and UbiquiTel Operating Company, as of December 31, 2005 and 2004, and for each of the three years in the period ended December 31, 2005, incorporated in this prospectus by reference to the annual report on Form 10-K of UbiquiTel Inc. and UbiquiTel Operating Company for the year ended December 31, 2005 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements, the related financial statement schedules, and management’s report on the effectiveness of internal control over financial reporting of Nextel Communications, Inc. and subsidiaries as of and for the year ended December 31, 2004 incorporated in this prospectus by reference in the Current Report on Form 8-K dated August 18, 2005 of Sprint Nextel Corporation have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports (which reports (1) express an unqualified opinion on the consolidated financial statements and financial statement schedules and include an explanatory paragraph referring to the adoption of the provisions of Emerging Issues Task Force Issue No. 00-21, Accounting for Revenue Arrangements with Multiple Deliverables, in 2003 and the adoption of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, in 2002, (2) express an unqualified opinion on management’s assessment regarding the effectiveness of internal control over financial reporting, and (3) express an unqualified opinion on the effectiveness of internal control over financial reporting), and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN GET MORE INFORMATION

Available Information

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any of this information at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 or (202) 942-8090 for further information on the public reference room. The SEC also maintains an Internet website that contains reports, proxy statements and other information regarding issuers, including us, who file electronically with the SEC. The address of that site is www.sec.gov. The information contained on the SEC’s website is expressly not incorporated by reference into this prospectus.

Our SEC filings are also available at the office of The New York Stock Exchange, or the NYSE. For further information on obtaining copies of our public filings at the NYSE, you should call (212) 656-5060.

We have filed a registration statement with the SEC under the Securities Act, of which this prospectus forms a part, to register the guarantee to be issued in connection with the consent solicitation. As allowed by the SEC’s rules, this prospectus does not contain all of the information you can find in the registration statement and its exhibits. As a result, statements in this prospectus concerning the contents of any contract, agreement or other document are not necessarily complete. If any contract, agreement or other document is filed as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved.

Incorporation of Documents by Reference

The SEC allows us to incorporate by reference information into this prospectus. This means we can disclose information to you by referring you to another document we filed with the SEC. We will make those documents available to you without charge upon your oral or written request. Requests for those documents should be directed to Sprint Nextel Corporation, 2001 Edmund Halley Drive, Reston, Virginia 20191, Attention: Investor Relations, telephone: (703) 433-4300. This prospectus incorporates by reference the following documents:

•	Annual report on Form 10-K for the fiscal year ended December 31, 2005 filed on March 7, 2006, as amended by Form 10-K/A filed on March 31, 2006 and as amended by Form 10-K/A Amendment No. 2 filed on October 10, 2006;

•	Quarterly report on Form 10-Q for the quarter ended March 31, 2006 filed on May 5, 2006;

•	Quarterly report on Form 10-Q for the quarter ended June 30, 2006 filed on August 9, 2006; and

•	Current reports on Form 8-K filed on August 18, 2005 (only with respect to Exhibits 99.17 and 99.18), February 1, 2006, February 10, 2006, February 22, 2006 (of the two current reports on Form 8-K filed on February 22, 2006, only the filing made under Item 1.01 is incorporated herein by reference), March 6, 2006, April 20, 2006, April 21, 2006, May 3, 2006, May 23, 2006, June 16, 2006, June 27, 2006, July 27, 2006, August 3, 2006 (only the information reported under Item 8.01 is incorporated herein by reference), August 22, 2006, September 18, 2006 and October 10, 2006.

We are also incorporating by reference into this prospectus the following documents filed by UbiquiTel, Inc. and UbiquiTel Operating Company (please refer to file no. 0-30761):

•	Annual report on Form 10-K for the fiscal year ended December 31, 2005 filed on March 15, 2006, as amended by Form 10-K/A filed on April 27, 2006;

•	Quarterly report on Form 10-Q for the quarter ended March 31, 2006 filed on May 10, 2006; and

•	Quarterly report on Form 10-Q for the quarter ended June 30, 2006 filed on September 8, 2006.

We are also incorporating by reference additional documents we may file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and before the expiration date.

This additional information is a part of this prospectus from the date of filing of those documents.

Any statements made in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document which is also incorporated or deemed to be incorporated into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

The information relating to us contained in this prospectus should be read together with the information in the documents incorporated by reference.

ANNEX A

PROPOSED AMENDMENTS TO THE INDENTURE

I. The following provisions of the indenture would be amended as follows (capitalized terms used but not defined herein have the meanings given to them in the indenture, as amended by the proposed amendments; amended provisions are shown in strikethrough and underlined text):

A.	Section 1.01 (Definition of “Asset Sale”)

“Asset Sale” means:

(1) the sale, lease, conveyance or other disposition of any assets or rights; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by the provisions of Section 4.15 and Section 5.01 of this Indenture and not by Section 4.10 of this Indenture; and

(2) the issuance of Equity Interests in any of the Company’s Restricted Subsidiaries or the sale of Equity Interests in any of its Subsidiaries.

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(1) any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $2.0 million;

(2) a transfer of assets between or among the Company and its Restricted Subsidiaries;

(3) an issuance of Equity Interests by a Restricted Subsidiary of the Company to the Company or to a Restricted Subsidiary of the Company;

(4) the sale or lease of products, services or accounts receivable in the ordinary course of business and any sale or other disposition of damaged, worn-out or obsolete assets in the ordinary course of business;

(5) the sale or other disposition of cash or Cash Equivalents; and

(6) a Restricted Payment that does not violate Section 4.07 of this Indenture or a Permitted Investment~~.~~; and

(7) any transfer or sale of assets to the Controlling Shareholder or any direct or indirect Subsidiary of the Controlling Shareholder.

B.	Section 4.03 (Reports)

(a) Whether or not required by the rules and regulations of the SEC, so long as any Notes are outstanding, the Company will furnish to the Holders of Notes or cause the Trustee to furnish to the Holders of Notes, within the time periods specified in the SEC’s rules and regulations:

(1) all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if the Company were required to file such reports; and

(2) all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports.

All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. Each annual report on Form 10-K will include a report on the Company’s consolidated financial statements by the Company’s certified independent accountants. In addition, the Company will file a copy of each of the reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the rules and regulations applicable to such reports

(unless the SEC will not accept such a filing) and will post the reports on its website within those time periods. The Company will at all times comply with TIA § 314(a).

If, at any time, the Company is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, the Company will nevertheless continue filing the reports specified in the preceding paragraphs of this Section 4.03 with the SEC within the time periods specified above unless the SEC will not accept such a filing. The Company will not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept the Company’s filings for any reason, the Company will post the reports referred to in the preceding paragraphs of this Section 4.03 on its website within the time periods that would apply if the Company were required to file those reports with the SEC.

(b) If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by paragraph (a) of this Section 4.03 will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.

(c) For so long as any Notes remain outstanding, if at any time they are not required to file with the SEC the reports required by paragraphs (a) and (b) of this Section 4.03, the Company and the Guarantors will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

(d) Notwithstanding paragraphs (a), (b) and (c) of this Section 4.03, if the Controlling Shareholder executes and delivers to the Trustee a Controlling Shareholder Guarantee, the reports and other information required by paragraphs (a), (b) and (c) of this Section 4.03 may instead be those filed with the SEC by the Controlling Shareholder and furnished with respect to the Controlling Shareholder without including the condensed consolidating footnote contemplated by Rule 3-10 of Regulation S-X promulgated under the Securities Act.

C.	Section 4.11 (Transactions with Affiliates)

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company (each, an “Affiliate Transaction”), unless:

(1) the Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person; and

(2) the Company delivers to the trustee~~:~~,

~~(A)~~ with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $~~1.0~~ 10.0 million, a ~~resolution of~~ determination by the Board of Directors of the Company set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with clause (1) of this Section 4.11(a) ~~and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of the Company; and~~

~~(B) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, an opinion as to the fairness to the Company or such Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing~~.

(b) The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of Section 4.11(a) hereof:

(1) any employment agreement, employee benefit plan, officer or director indemnification agreement or any similar arrangement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business and payments pursuant thereto;

(2) transactions between or among the Company and/or its Restricted Subsidiaries;

(3) transactions with a Person (other than an Unrestricted Subsidiary of the Company) that is an Affiliate of the Company solely because the Company owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(4) payment of reasonable directors’ fees to Persons who are not otherwise Affiliates of the Company;

(5) any issuance of Equity Interests (other than Disqualified Stock) of the Company to Affiliates of the Company;

(6) Restricted Payments that do not violate Section 4.07 hereof; and

(7) Permitted Payments to Parent.

II. The following definitions would be added to Section 1.01 of the indenture in their proper alphabetical location (capitalized terms used but not defined herein have the meanings given to them in the indenture):

“Controlling Shareholder” means any person (as such term is used in Sections 13(d) and 14(d) of the Exchange Act and the regulations thereunder), other than the Parent and any direct or indirect Subsidiary of the Parent, who is or becomes the Beneficial Owner, directly or indirectly, of more than 50% of the total voting stock or total common equity of the Company.

“Controlling Shareholder Guarantee” means an unconditional guarantee by a Controlling Shareholder, on a senior unsecured basis, of all monetary obligations of the Company under the Indenture and any outstanding Notes.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The table below sets forth the various expenses and costs to be incurred by Sprint Nextel Corporation (“Sprint Nextel”) in connection with the sale and distribution of the securities offered hereby. All the amounts shown are estimated except the Securities and Exchange Commission registration fee.

Securities and Exchange Commission registration fee	$44,935
Trustee’s fees	5,000
Printing and engraving expenses	50,000
Accounting fees and expenses	90,000
Legal fees and expenses	150,000
Miscellaneous expenses	5,065
Total expenses	$345,000

Item 15.	Indemnification of Directors and Officers.

The following summary is qualified in its entirety by reference to the complete text of the statutes referred to below and the amended and restated articles of incorporation and amended and restated bylaws of Sprint Nextel Corporation (“Sprint Nextel”).

Under Section 17-6305 of the Kansas General Corporation Code, or KGCC, a corporation may indemnify a director, officer, employee, or agent of the corporation (or other entity if such person is serving in such capacity at the corporation’s request) against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In the case of an action brought by or in the right of a corporation, the corporation may indemnify a director, officer, employee, or agent of the corporation (or other entity if such person is serving in such capacity at the corporation’s request) against expenses (including attorneys’ fees) actually and reasonably incurred by him if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable to the corporation unless a court determines that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses as the court shall deem proper. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil or criminal action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation.

Consistent with Section 17-6305 of the KGCC, Article IV, Section 10 of the bylaws of Sprint Nextel provides that the corporation will indemnify its directors and officers against expenses, judgments, fines and amounts paid in settlement in connection with any action, suit, or proceeding if the director or officer acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation. With respect to a criminal action or proceeding, the director or officer must also have had no reasonable cause to believe his conduct was unlawful.

In accordance with Section 17-6002(b)(8) of the KGCC, Sprint Nextel’s articles of incorporation provide that directors shall not be personally liable for monetary damages for breaches of their fiduciary duty as directors except for (i) breaches of their duty of loyalty to Sprint Nextel or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law, (iii) certain transactions under Section 17-6424 of the KGCC (unlawful payment of dividends) or (iv) transactions from which a director derives an improper personal benefit.

Under Article IV, Section 10 of the bylaws of Sprint Nextel, Sprint Nextel may purchase and maintain insurance on behalf of any person who is or was a director, officer or employee of the corporation, or who is or was serving at the request of the corporation as a director, officer or employee of any other enterprise, against any liability arising out of his status as such, whether or not the corporation would have the power to indemnify such persons against liability. Sprint Nextel carries standard directors and officers liability coverage for its directors and officers and the directors and officers of its subsidiaries. Subject to certain limitations and exclusions, the policies reimburse the corporation for liabilities indemnified under the bylaws.

Sprint Nextel has entered into indemnification agreements with its directors and officers. These agreements provide for the indemnification, to the full extent permitted by law, of expenses, judgments, fines, penalties and amounts paid in settlement incurred by the director or officer in connection with any threatened, pending or completed action, suit or proceeding on account of service as a director, officer, employee or agent of Sprint Nextel.

Item 16.	Exhibits.

All references to documents filed pursuant to the Securities Exchange Act of 1934, including Forms 10-K, 10-Q and 8-K, were filed by UbiquiTel Operating Company, file no. 333-39950, UbiquiTel Inc., file no. 0-30761, or Sprint Corporation or Sprint Nextel Corporation, file no. 1-04721, unless otherwise indicated.

Exhibit
Number	Description of Exhibits

4.1	Indenture, dated as of February 23, 2004, among UbiquiTel Operating Company, UbiquiTel Inc. and The Bank of New York, as trustee for the 9 7/8% Senior Notes due 2011 (filed as Exhibit 10.2 to the joint quarterly report on Form 10-Q for the quarter ended March 31, 2004 filed by UbiquiTel Inc. and UbiquiTel Operating Company on May 6, 2004 (the “UbiquiTel First Quarter 2004 10-Q”) and incorporated herein by reference).
4.2	Notation of Guarantee, dated as of February 23, 2004, of UbiquiTel Inc. (filed as Exhibit 10.3 to the UbiquiTel First Quarter 2004 10-Q and incorporated herein by reference).
4.3	Notation of Guarantee, dated as of October 14, 2004 of UbiquiTel Inc. (filed as Exhibit 10.5 to the joint quarterly report on Form 10-Q for the quarter ended September 30, 2004 filed by UbiquiTel Inc. and UbiquiTel Operating Company on November 8, 2004 and incorporated herein by reference).
4.4	Form of 9 7/8% Senior Note (filed as Exhibit 4.4 to UbiquiTel Operating Company’s registration statement on Form S-4 (file no. 333-115626) and incorporated herein by reference).
**4.5	Form of First Supplemental Indenture for the 9 7/8% Senior Notes due 2011.
**4.6	Form of Sprint Nextel Corporation Guarantee of the 9 7/8% Senior Notes due 2011.
4.7.1	Indenture, dated as of October 1, 1998, among Sprint Capital Corporation, Sprint Corporation and Bank One, N.A., as Trustee (filed as Exhibit 4(b) to Sprint Corporation’s quarterly report on Form 10-Q for the quarter ended September 30, 1998, and incorporated herein by reference).
4.7.2	First Supplemental Indenture, dated as of January 15, 1999, among Sprint Capital Corporation, Sprint Corporation and Bank One, N.A., as Trustee (filed as Exhibit 4(b) to Sprint Corporation’s current report on Form 8-K dated February 2, 1999 and incorporated herein by reference).
4.7.3	Second Supplemental Indenture dated as of October 15, 2001, among Sprint Capital Corporation, Sprint Corporation and Bank One, N.A. as Trustee (filed as Exhibit 99 to Sprint Corporation’s current report on Form 8-K/A dated October 17, 2001 and incorporated herein by reference).
**5.1	Opinion of Jones Day regarding validity.
**5.2	Opinion of Michael T. Hyde, Esq. regarding validity.
**8	Opinion of Jones Day regarding United States federal income tax considerations.
**12	Statement regarding computation of earnings to fixed charges.
*15	Letter re: Unaudited Interim Financial Information.
*23.1	Consent of KPMG LLP.
*23.2	Consent of Ernst & Young LLP.

Exhibit
Number	Description of Exhibits

*23.3	Consent of PricewaterhouseCoopers LLP.
*23.4	Consent of Deloitte & Touche LLP.
23.5	Consent of Jones Day (included in Exhibit 5.1).
23.6	Consent of Michael T. Hyde, Esq. (included in Exhibit 5.2).
**24	Powers of Attorney.
*99	Letter of Consent.

*	Filed herewith

**	Previously filed

Item 17.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) (§ 230.424(b) of this chapter) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Reston, State of Virginia, on the 18th day of October 2006.

SPRINT NEXTEL CORPORATION

By:	/s/ Paul N. Saleh
Name: Paul N. Saleh

Title:	Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Gary D. Forsee	President and Chief Executive Officer and Director (Principal Executive Officer)

* Paul N. Saleh	Chief Financial Officer (Principal Financial Officer)

* William G. Arendt	Senior Vice President and Controller (Principal Accounting Officer)

* Timothy M. Donahue	Chairman of the Board

* Keith J. Bane	Director

Robert R. Bennett	Director

* Gordon M. Bethune	Director

* Frank M. Drendel	Director

* James H. Hance, Jr.	Director

* V. Janet Hill	Director

Signature		Title	Date

* Irvine O. Hockaday, Jr.		Director

* William E. Kennard		Director

* Linda Koch Lorimer		Director

* William H. Swanson		Director

*By:	/s/ Leonard J. Kennedy as Attorney-in-Fact		October 18, 2006

EXHIBITS

Exhibit
Number	Description of Exhibits

*15	Letter re: Unaudited Interim Financial Information.
*23.1	Consent of KPMG LLP.
*23.2	Consent of Ernst & Young LLP.
*23.3	Consent of PricewaterhouseCoopers LLP.
*23.4	Consent of Deloitte & Touche LLP.
*99	Letter of Consent.

*	Filed herewith